UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

FARMERS NATIONAL BANC CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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20 SOUTH BROAD STREET

CANFIELD, OHIO 44406

March 16, 2017

To Our Shareholders:

You are cordially invited to attend the 2017 Annual Meeting of Shareholders of Farmers National Banc Corp. (“Farmers” or the “Company”) to be held April 20, 2017, at 3:30 p.m., Eastern Time, at the St. Michael Family Life Center, 300 North Broad Street, Canfield, Ohio 44406.

At the Annual Meeting, you will be asked to: (i) elect four Class I directors whose terms will expire at the Annual Meeting in 2020; (ii) ratify the Audit Committee’s appointment of Crowe Horwath LLP as Farmers’ independent registered public accounting firm for the fiscal year ending December 31, 2017; (iii) consider an advisory vote on the frequency of holding an advisory vote on executive compensation; (iv) consider an advisory vote on executive compensation; (v) consider the adoption and approval of the Farmers National Banc Corp. 2017 Equity Incentive Plan; (vi) consider the adoption and approval of an amendment to the Company’s Articles of Incorporation, as amended, to eliminate preemptive rights; and (vii) approve the adjournment of the Annual Meeting, if necessary, in order to solicit additional proxies to adopt the proposed amendment to eliminate preemptive rights.

Your vote on these matters is important, regardless of the number of shares you own, and all shareholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. In order to ensure that your shares are represented, I urge you to execute and return the enclosed proxy, or that you submit your proxy by telephone or Internet promptly.

Sincerely,

KEVIN J. HELMICK

President and Chief Executive Officer

FARMERS NATIONAL BANC CORP.

20 SOUTH BROAD STREET

CANFIELD, OHIO 44406

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Thursday, April 20, 2017

The Annual Meeting of Shareholders of Farmers National Banc Corp. (“Farmers” or the “Company”) will be held at the St. Michael Family Life Center, 300 North Broad Street, Canfield, Ohio 44406, on Thursday, April 20, 2017, at 3:30 p.m., Eastern Time, for the following purposes:

1.	to elect four Class I directors;

2.	to ratify the appointment of Crowe Horwath LLP as Farmers’ independent registered public accounting firm for the fiscal year ending December 31, 2017;

3.	to approve, on an advisory basis, the frequency of holding an advisory vote on executive compensation;

4.	to approve, on an advisory basis, the compensation of the Company’s named executive officers;

5.	to adopt and approve the Farmers National Banc Corp. 2017 Equity Incentive Plan;

6.	to consider and vote upon a proposal to amend Article XIII of Farmers’ Articles of Incorporation, as amended, to eliminate preemptive rights;

7.	to approve the adjournment of the Annual Meeting, if necessary, in order to solicit additional proxies to adopt proposal six; and

8.	to transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on March 6, 2017 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. Your Board of Directors recommends that you vote “FOR” the election of each of the director nominees and “FOR” each of the other proposals.

By Order of the Board of Directors,

Carl D. Culp

Senior Executive Vice President, Treasurer and Secretary

Canfield, Ohio

March 16, 2017

FARMERS NATIONAL BANC CORP.

PROXY STATEMENT

March 16, 2017

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Farmers National Banc Corp., an Ohio corporation (“Farmers” or the “Company”), of the accompanying proxy to be voted at the 2017 Annual Meeting of Shareholders (the “Annual Meeting”) to be held Thursday, April 20, 2017, at 3:30 p.m., Eastern Time, and at any adjournment or postponement thereof. The mailing address of the principal executive offices of Farmers is 20 South Broad Street, Canfield, Ohio 44406; telephone number (330) 533-3341. This proxy statement, together with the related proxy and Farmers’ 2016 Annual Report to Shareholders (the “Annual Report”), are being mailed to the shareholders of the Company on or about March 16, 2017. This Proxy Statement contains important information for you to consider when deciding how to vote. Please read this information carefully.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

When and Where will the Annual Meeting be Held?

The Annual Meeting will be held Thursday, April 20, 2017, at 3:30 p.m., Eastern Time, at the St. Michael Family Life Center, 300 North Broad Street, Canfield, Ohio 44406. To obtain directions to attend the Annual Meeting, please contact Shareholder Relations at (330) 533-5127.

Why did I Receive these Proxy Materials?

You have received these proxy materials because the Board of Directors is soliciting a proxy to vote your shares at the Annual Meeting. This proxy statement contains information that Farmers is required to provide to you under the rules of the Securities and Exchange Commission (the “Commission”) and is intended to assist you in voting your shares.

Who may Vote at the Annual Meeting?

The Board of Directors has set March 6, 2017 as the “record date” for the Annual Meeting. This means that only shareholders of record at the close of business on that date are entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof. At the close of business on March 6, 2017, 27,066,593 Common Shares, without par value (“Common Shares”) were issued and outstanding. Each common share entitles the holder to one vote on each item to be voted upon at the Annual Meeting and there is no cumulative voting.

What is the Difference between Holding Shares as a “Shareholder of Record” and as a “Beneficial Owner”?

If your shares are registered directly in your name, you are considered the “shareholder of record” of those shares. Farmers has sent these proxy materials directly to all “shareholders of record.” Alternatively, if your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, which is sometimes called “street name,” then you are the “beneficial owner” of those shares, and these proxy materials were forwarded to you by that organization. The organization holding your shares is the shareholder of record for purposes of voting the shares at the Annual Meeting. As the beneficial owner, you have the right to direct that organization how to vote the Common Shares held in your account by following the voting instructions the organization provides to you.

How do I Vote?

Shareholders of record may vote on matters that are properly presented at the Annual Meeting in four ways:

•	By completing the accompanying proxy and returning it in the envelope provided;

•	By submitting your vote telephonically;

•	By submitting your vote electronically via the Internet; or

•	By attending the Annual Meeting and casting your vote in person.

For the Annual Meeting, Farmers is offering shareholders of record the opportunity to vote their Common Shares electronically through the Internet or by telephone. Instead of submitting the enclosed proxy by mail, shareholders of record may vote by telephone or via the Internet by following the procedures described on the enclosed proxy. In order to vote via telephone or the Internet, please have the enclosed proxy in hand, and call the number or go to the website listed on the proxy and follow the instructions. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions, and to confirm that shareholders’ instructions have been recorded properly. Shareholders voting through the Internet should understand that they may bear certain costs associated with Internet access, such as usage charges from their Internet service providers. The deadline for voting through the Internet or by telephone is 3:30 a.m., Eastern Time, on April 20, 2017.

If you hold your Common Shares in street name, you should follow the voting instructions provided to you by the organization that holds your Common Shares. If you plan to attend the Annual Meeting and vote in person, ballots will be available. If your Common Shares are held in the name of your broker, bank or other shareholder of record, you must bring a legal proxy from the shareholder of record indicating that you were the beneficial owner of the shares on March 6, 2017 in order to vote in person.

How will My Shares be Voted?

If you vote by mail, through the Internet, by telephone or in person, your Common Shares will be voted as you direct. If you submit a valid proxy prior to the Annual Meeting, but do not complete the voting instructions, your Common Shares will be voted:

•	“FOR” the election of each of the four Class I director nominees listed under “Proposal One—Election of Directors;”

•

“FOR” the ratification of the appointment of Crowe Horwath LLP as Farmers’ independent registered public accounting firm for the year ending December 31, 2017 under “Proposal Two—Ratification of Selection of Independent Registered Public Accounting Firm.”

•	“FOR” a frequency of “1 Year” on “Proposal Three—Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation;”

•	“FOR” the approval of the compensation of the Company’s named executive officers under “Proposal Four—Advisory Vote on Executive Compensation;”

•

“FOR” the adoption and approval of the Farmers National Banc Corp. 2017 Equity Incentive Plan (the “2017 Incentive Plan”) under “Proposal Five—Adoption and Approval of the Farmers National Banc Corp. 2017 Equity Incentive Plan;”

•

“FOR” the proposal to amend Article XIII of the Company’s Articles of Incorporation, as amended (the “Articles”) under “Proposal Six—Adoption and Approval of Amendment to Article XIII of the Articles of Incorporation, as amended;”

•

“FOR” the approval of the adjournment of the Annual Meeting, if necessary, in order to solicit additional proxies in the event there are insufficient votes at the time of the Annual Meeting to adopt Proposal Six to amend the Articles, under “Proposal Seven—Adjournment of Annual Meeting.”

Can Other Matters be Decided at the Annual Meeting?

On the date that this proxy statement was printed, Farmers was not aware of any matters to be raised at the Annual Meeting other than those included in this proxy statement. If you submit a valid proxy and other matters are properly presented for consideration at the Annual Meeting, then the individuals appointed as proxies will have the discretion to vote on those matters for you.

May I Revoke or Change My Vote?

Yes, proxies may be revoked at any time before a vote is taken or the authority granted is otherwise exercised. Revocation may be accomplished by:

•	executing a later dated proxy with regard to the same Common Shares;

•	executing a later casted Internet or telephone vote with regard to the same Common Shares;

•	giving notice in writing to the Secretary at 20 South Broad Street, Canfield, Ohio 44406; or

•	notifying the Secretary in person at the Annual Meeting.

If your Common Shares are held in street name and you wish to revoke your proxy, you should follow the instructions provided to you by the record holder of your shares. If you wish to revoke your proxy in person at the Annual Meeting, you must bring a legal proxy from the shareholder of record indicating that you were the beneficial owner of the Common Shares on March 6, 2017. Attending the Annual Meeting will not, by itself, revoke your proxy.

Who Pays the Cost of Proxy Solicitation?

The accompanying proxy is solicited by and on behalf of the Board of Directors, whose notice of meeting is attached to this proxy statement, and the entire cost of such solicitation will be borne by Farmers. In addition to the use of the mail, proxies may be solicited by personal interview, telephone, facsimile and electronic mail by directors, officers and employees of Farmers. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Shares held of record by such persons, and Farmers will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith. Farmers has engaged Morrow Sodali LLC, 470 West Avenue Stamford, CT 06902, to aid in the solicitation of proxies in order to assure a sufficient return of votes on the proposals to be presented at the Annual Meeting. The costs of such services are estimated at $9,000, plus reasonable distribution and mailing costs.

How Many Common Shares Must be Represented at the Annual Meeting in Order to Constitute a Quorum?

The shareholders present in person or by proxy at the Annual Meeting representing not less than one-third of Farmers’ outstanding Common Shares shall constitute a quorum for the Annual Meeting. Consequently, at least 9,022,198 Common Shares must be represented at the Annual Meeting in person or by proxy in order to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. Street name holders generally cannot vote their Common Shares directly and must instead instruct the broker, bank or other shareholder of record how to vote their Common Shares using the voting instructions provided by it. If a street name holder does not provide timely instructions, the broker or other nominee may have the authority to vote on some proposals but not others. If a broker or other nominee votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner, this results in a broker non-vote. Broker non-votes on a matter are counted as present for purposes of establishing a quorum for the meeting, but are not considered entitled to vote on that particular matter.

What are the Voting Requirements to Elect the Directors and to Approve the Other Proposals Discussed in this Proxy Statement?

The vote required to approve each of the proposals that are scheduled to be presented at the Annual Meeting is as follows:

Proposal	Vote Required
• Proposal One—Election of Directors

•      Election of the four Class I director nominees requires the affirmative vote of the holders of a plurality of the Common Shares present, represented and entitled to vote at the Annual Meeting. Broker non-votes and proxies marked “WITHHOLD AUTHORITY” will not be counted toward the election of directors or toward the election of individual nominees and, thus, will have no effect other than that they will be counted for establishing a quorum.

• Proposal Two—Ratification of Selection of Independent Registered Public Accounting Firm

•      The proposal to ratify the appointment of Farmers’ independent registered public accounting firm requires the affirmative vote of the holders of a majority of the Common Shares present, represented and entitled to vote at the Annual Meeting. Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on Proposal Two. Abstentions will be counted as present and entitled to vote for purposes of Proposal Two and thus will have the same effect as a vote against Proposal Two.

• Proposal Three—Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation

•      The proposal to determine the frequency of holding an advisory vote on Farmers’ executive compensation requires the affirmative vote of the holders of a plurality of the common shares present, represented and entitled to vote at the Annual Meeting. Shareholders may vote for “1 YEAR,” “2 YEARS,” “3 YEARS” or “ABSTAIN.” Broker non-votes and proxies marked “ABSTAIN” will not be counted toward the frequency of any specified period and, thus, will have no effect other than that they will be counted for establishing a quorum. As this is an advisory vote, it is not binding on the Compensation Committee or the Board of Directors and the Board may decide that it is in the best interests of Farmers and its shareholders to hold an advisory vote more or less frequently than the preference receiving the highest number of votes. However, the Compensation Committee and the Board of Directors expect to take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

• Proposal Four—Advisory Vote on Executive Compensation

•      The proposal to approve the resolution regarding the compensation of Farmers’ named executive officers requires the affirmative vote of the holders of a majority of the Common Shares present, represented and entitled to vote at the Annual Meeting. Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on Proposal Four. Broker non-votes will not be counted for the purpose of determining whether Proposal Four has been approved. Abstentions will be counted as present and entitled to vote for purposes of Proposal Four and thus will have the same effect as a vote against Proposal Four. As this is an advisory vote, the outcome of the vote is not binding on the Compensation Committee or the Board of Directors with respect to future executive compensation decisions, including those relating to Farmers’ named executive officers or otherwise. However, the Compensation Committee and the Board of Directors expect to take into account the outcome of the vote when considering future executive compensation decisions.

• Proposal Five—Adoption and Approval of the Farmers National Banc Corp. 2017 Equity Incentive Plan

•      The adoption and approval of the 2017 Incentive Plan requires the affirmative vote of the holders of a majority of the common shares present, represented and entitled to vote at the Annual Meeting. Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on Proposal Five. Broker non-votes will not be counted for the purpose of determining whether Proposal Five has been approved. Abstentions will be counted as present and entitled to vote for purposes of Proposal Five and thus will have the same effect as a vote against Proposal Five.

• Proposal Six—Approval of Amendment to Article XIII of the Articles of Incorporation, as amended

•      The proposal to amend Article XIII of the Articles requires the affirmative vote of the holders of common shares entitled to exercise at least two-thirds of the voting power of Farmers. Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on Proposal Six. Abstentions and broker non-votes will have the same effect as votes against Proposal Six.

• Proposal Seven—Approval of Adjournment of the Annual Meeting

•      The proposal to adjourn the Annual Meeting requires the affirmative vote of the holders of common shares present, represented and entitled to vote at the Annual Meeting, whether or not a quorum is present. Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on Proposal Seven. Broker non-votes will not be counted for the purpose of determining whether Proposal Seven has been approved. Abstentions will be counted as present and entitled to vote for purposes of Proposal Seven and thus will have the same effect as a vote against Proposal Seven.

Under Ohio law, Farmers’ Articles and Farmers’ Amended Code of Regulations (the “Regulations”), the nominees for election as directors who receive the greatest number of votes cast will be elected directors. Each shareholder will be entitled to cast one vote for each common share owned, and shareholders may not cumulate votes in the election of directors. Common shares as to which the authority to vote is withheld are not counted toward the election of directors. However, the Board of Directors has adopted a “Majority Vote Withheld Policy” in the event that “Withhold Authority” has been indicated by a majority of the votes cast with respect to any director in an uncontested election. A summary of this policy is set forth under the caption “CORPORATE GOVERNANCE—Policies of the Board of Directors” beginning on page 11 of this proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SHAREHOLDER MEETING TO BE HELD ON APRIL 20, 2017

This proxy statement, the Form 10-K for the year ended December 31, 2016 and the 2016 Annual Report to Shareholders are available at www.farmersbankgroup.com.

CORPORATE GOVERNANCE

The Board of Directors—Independence

The Board of Directors is currently comprised of 11 members, three of whom are nominees for re-election at the Annual Meeting. Additional information regarding each director nominee is set forth in “Proposal One—Election of Directors” beginning on page 16 of this proxy statement. The Board of Directors has affirmatively determined that each of the directors and nominees listed below is an “independent director” under the rules of the NASDAQ Global Select Market (“NASDAQ”):

Gregory C. Bestic	Lance J. Ciroli
Anne Frederick Crawford	Ralph D. Macali
Terry A. Moore	Edward W. Muransky
David Z. Paull	Earl R. Scott
James R. Smail	Gregg Strollo
Howard J. Wenger

The only director (or director nominee) of Farmers who has not been determined by the Board of Directors to be independent is Kevin J. Helmick, the Company’s President and Chief Executive Officer.

During 2016, certain current directors and executive officers of Farmers, and their associates, were customers of, and had banking transactions with, various subsidiaries of the Company, including Farmers’ subsidiary bank, The Farmers National Bank of Canfield (“Farmers Bank”). All relationships between any director or executive officer and Farmers or any of its subsidiaries were conducted in the ordinary course of business. Farmers encourages its directors and executive officers to maintain these relationships and expects that these transactions will continue in the future. All loans and loan commitments included in such transactions were made and will be made: (i) in the ordinary course of business; (ii) on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Farmers; and (iii) without more than the normal risk of collectability or present other unfavorable features. After reviewing the details of these relationships, the Board of Directors has determined that such relationships do not interfere with the exercise of any director’s independent judgment in carrying out his or her responsibilities.

In assessing the independence of directors, the Board of Directors also considers the business relationships between Farmers and its directors or their affiliated businesses other than ordinary banking relationships. Where business relationships other than ordinary banking relationships exist, the Board of Directors evaluates the scope and nature of each business relationship. One of the business relationships between Farmers and its directors or the directors’ affiliated companies that was so considered by the Board of Directors was the position of Terry A. Moore as a partner, Chief Executive Officer and President of the law firm of Krugliak Wilkins Griffiths & Dougherty (“KWGD”), which last performed certain legal services for Farmers and Farmers Bank during, prior to Mr. Moore’s election as a director. In reviewing the independence of Mr. Moore as a director, the Board of Directors considered the relationship between Farmers and KWGD and determined that such firm received fees for the performance of legal services in 2014 far less than objective regulatory independence thresholds, and that the prior relationship of KWGD to the Company did not affect Mr. Moore’s exercise of independent judgment in carrying out his duties as a director, including his duties as a compensation committee member and his ability to make independent judgments about the Company’s executive compensation. Therefore, the Board considers Mr. Moore to be independent, although he is not yet considered eligible to serve on the Audit Committee.

Another business relationship between Farmers and its director nominees or their affiliated companies that was specifically considered by the Board of Directors was the relationships of first time director nominee Edward W. Muransky as owner and Chairman and Chief Executive Officer of The Muransky Companies, a multifaceted management company, and its affiliated companies. Farmers Bank maintains lending and deposit relationships with certain affiliates of The Muransky Companies, including Chestnut Land Company, the holding company for Auntie Anne’s Soft Pretzel franchises. Mr. Muransky serves as Chairman and Chief Executive Officer of Chestnut Land Company. These lending relationships were evaluated as described above and the Board of Directors determined that the relationships would not interfere with the exercise of Mr. Muransky’s independent judgment in carrying out his responsibilities if he is elected to serve as a director. Mr. Muransky is also an owner of The Lake Club, a private social and golfing club in Poland, Ohio. Several of Farmers’ directors and executive officers, including President and CEO Kevin J. Helmick, maintain memberships at The Lake Club. Farmers reimburses Mr. Helmick and the other executive officer members for their membership dues as reported in the Summary Compensation Table located on page 40 of this proxy statement. In reviewing the independence of Mr. Muransky as a director nominee, the Board of Directors considered the relationships of Farmers and certain of its executive officers and directors with The Lake Club, and determined both that the amounts received by The Lake Club were far less than objective regulatory independence thresholds and that the relationships would not affect Mr. Muransky’s exercise of independent judgment in carrying out his duties as a director if he is elected. The Board therefore considers Mr. Muransky to be independent.

Certain Relationships and Related Transactions

Farmers’ Audit Committee is responsible for reviewing and approving all related party transactions that are material to the Company’s consolidated financial statements or otherwise require disclosure under Item 404 of Regulation S-K. Extensions of credit by Farmers or any of its subsidiaries to “insiders” of the Company or its subsidiaries are also regulated by Regulation O adopted under the Federal Reserve Act and the Federal Deposit Insurance Corporation Improvement Act. It is Farmers’ policy that any transactions with persons whom Regulation O defines as “insiders” (i.e., executive officers, directors, principal shareholders and their related interests) are engaged in the same manner as transactions conducted with all members of the public. Transactions are reviewed and approved by the Audit Committee either on a case-by-case basis (such as loans made by Farmers Bank to an insider) or, in the case of an ongoing relationship, at the outset of the relationship with periodic review. All loans to insiders of Farmers: (i) are made in the ordinary course of business; (ii) are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company; and (iii) do not involve more than the normal risk of collectability or present other unfavorable features.

Attendance at Meetings

The Board of Directors held 12 meetings during 2016. All incumbent directors attended at least 75% of the total of all meetings of the Board of Directors and any committees thereof on which such director served during the year. In accordance with Farmers’ Corporate Governance Guidelines (the “Corporate Governance Guidelines”), directors are expected to attend all meetings of the Board of Directors, although it is understood that, on occasion, a director may not be able to attend a meeting. Directors are encouraged to attend the Annual Meeting. All of the then current members of the Board of Directors attended the 2016 Annual Meeting held on April 21, 2016.

Board Leadership Structure and Role in Risk Oversight

The Board of Directors has appointed Lance J. Ciroli as its non-executive Chairman. As Chairman, Mr. Ciroli presides over meetings of the Board of Directors, consults and advises the Board and its committees on the business and affairs of Farmers, and performs other responsibilities as may be assigned by the Board from time to time. The Board of Directors has also appointed James R. Smail as its non-executive Vice-Chair. As Vice-Chair, Mr. Smail presides over meetings of the Board of Directors in the absence of Mr. Ciroli, and also consults and advises the Board and its committees on the business and affairs of Farmers, and performs other responsibilities as may be assigned by the Board from time to time. Kevin J. Helmick, as President and Chief Executive Officer, is responsible both for overseeing Farmers’ day-to-day operations and for establishing and leading the execution of the Company’s long-term strategic objectives, subject to the overall direction and supervision of the Board of Directors and its committees. Farmers does not have a formal policy with respect to separation of the offices of Chairman of the Board and Chief Executive Officer, as the Board of Directors believes that flexibility in appointing the Chairman of the Board allows the Board of Directors to make a determination as to such position from time to time and in a manner that it believes is in the best interest of Farmers and its shareholders. The Board of Directors believes that the current structure best serves Farmers because it allows Mr. Helmick to focus on managing the Company’s day-to-day business while allowing Mr. Ciroli to lead the Board of Directors in its primary role of review and oversight of management. The Board of Directors also believes that its leadership structure has created an environment of open, efficient communication between the Board and management, enabling the Board to maintain an active, informed role in risk management by being able to monitor and manage those matters that may present significant risks to Farmers.

The role of the Board of Director in Farmers’ risk management process includes reviewing regular reports from senior management on areas of material risk to the Company, including operational, financial, legal, regulatory and strategic risks. The Board of Directors reviews these reports to enable it to understand and assess Farmers’ risk assessment, risk management and risk mitigation strategies. While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of both management and the Board also have responsibility for risk management. In accordance with the Board Enterprise Risk Management Committee Charter, the Board Enterprise Risk Management Committee assists the Board of Directors in its oversight of management’s implementation and enforcement of Farmers’ policies, procedures and practices relating to: (i) the management of enterprise-wide risk; (ii) compliance with applicable laws and regulations and the maintenance of appropriate regulatory and economic capital and reserve levels; and (iii) the Company’s long-term strategic plans and initiatives. In addition, the Audit Committee assists the Board of Directors in overseeing and monitoring management’s conduct of Farmers’ financial reporting process and system of internal accounting and financial controls. Finally, the Compensation Committee oversees the management of risks relating to executive and non-executive compensation plans and arrangements. While each committee oversees certain risks and the management of such risks, the entire Board is regularly informed of such risks through committee reports.

Committees of the Board of Directors

The Board of Directors conducts its business through meetings of the Board and the following committees: (i) Audit Committee; (ii) Compensation Committee; (iii) Corporate Governance and Nominating Committee; (iv) Board Enterprise Risk Management Committee; and (v) Executive Committee. Each committee other than the Executive Committee meets on a regular basis and each committee reports their deliberations and actions to the full Board of Directors. Each of the committees has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the committee in its work.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee the accounting and financial reporting process of the Company. The Audit Committee also reviews, evaluates and approves all related party transactions. The Audit Committee members currently are Earl R. Scott (Chairman), Gregory C. Bestic, Ralph D. Macali and Gregg Strollo. The Board of Directors has determined that Earl R. Scott qualifies as an “audit committee financial expert.” Specifically, the Board of Directors has determined that Earl R. Scott has all of the attributes listed in the definition of an “audit committee financial expert” set forth in the Instruction to Item 407(d)(5)(i) of Regulation S-K and in the NASDAQ listing requirements. Mr. Scott has acquired these attributes through education and experience as a certified public accountant. All of the Audit Committee members are considered independent for purposes of NASDAQ listing requirements. The Audit Committee operates under a written charter, which is reviewed annually by the Audit Committee and the Board of Directors to reflect current Commission and NASDAQ rules, requirements and best corporate practices. A copy of the current Audit Committee Charter is available on Farmers’ website at www.farmersbankgroup.com. The Audit Committee held five meetings during 2016.

Compensation Committee

The Compensation Committee establishes policies and levels of reasonable compensation for the executive officers of the Company and generally administers the Company’s incentive compensation programs. The members of the Compensation Committee during 2016 were David Z. Paull (Chair), Anne Frederick Crawford, Terry A. Moore, and Howard J. Wenger. All members of the Compensation Committee are considered independent for purposes of NASDAQ listing requirements. The Compensation Committee operates under a written charter, which is reviewed annually by the Compensation Committee and the Board of Directors to reflect current Commission and NASDAQ rules, requirements and best corporate practices. A copy of the current Compensation Committee Charter is available on Farmers’ website at www.farmersbankgroup.com. The Compensation Committee held five meetings during 2016.

Pursuant to the terms of its charter, the Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee. In addition, the Compensation Committee may invite such members of management to its meetings, as it may deem desirable or appropriate, consistent with the maintenance of the confidentiality of compensation discussions. In addition, the Compensation Committee may delegate to the Chief Executive Officer, or another executive designee, the authority to approve salary and other compensation for employees below the executive officer level in accordance with overall pools, policy guidelines and limits approved by the Committee. Pursuant to its charter, the Compensation Committee has the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management. Additional information regarding the Compensation Committee’s role is set forth in the “COMPENSATION DISCUSSION AND ANALYSIS” section of this proxy statement, beginning on page 27.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee’s purpose is to: (i) identify and recommend individuals to the Board of Directors for nomination as members of the Board and its committees; (ii) promote effective corporate governance, including developing and recommending to the Board of Directors a set of corporate governance principles applicable to the Company; and (iii) lead the Board of Directors in its annual review of the Board’s performance and the performance of each of its committees. The Corporate Governance and Nominating Committee for 2016 consisted of Gregory C. Bestic (Chair), Anne Frederick Crawford, Ralph D. Macali, Terry A. Moore, and Howard J. Wenger. All members of the Corporate Governance and Nominating Committee are independent for purposes of NASDAQ listing requirements. The Board of Directors has adopted a written charter for the Corporate Governance and Nominating Committee and the Corporate Governance Guidelines, both of which are reviewed annually by the Corporate Governance and Nominating Committee and the Board of Directors to reflect current Commission and NASDAQ rules, requirements and best corporate practices. Copies of the Corporate Governance and Nominating Committee Charter and the Corporate Governance Guidelines are available on Farmers’ website at www.farmersbankgroup.com. The Corporate Governance and Nominating Committee held five meetings during 2016.

Board Enterprise Risk Management Committee

The Board Enterprise Risk Management Committee oversees management’s implementation and enforcement of the Company’s policies, procedures and practices relating to the management of enterprise-wide risk. The members of the Board Enterprise Risk Management Committee for 2016 were Lance J. Ciroli (Chair), David Z. Paull, Earl R. Scott, James R. Smail and Gregg Strollo. The Board Enterprise Risk Management Committee operates under a written charter, which is reviewed annually by the Committee and the Board of Directors. A copy of the current Board Enterprise Risk Management Committee Charter is available on Farmers’ website at www.farmersbankgroup.com. The Board Enterprise Risk Management Committee meets on a regular basis with Mr. Helmick and other executive officers of Farmers. The Board Enterprise Risk Management Committee held four meetings during 2016. Additional information regarding the Board Enterprise Risk Management Committee’s role is set forth in the “COMPENSATION DISCUSSION AND ANALYSIS” section of this proxy statement, beginning on page 27.

Executive Committee

The Executive Committee is authorized to act on behalf of the Board of Directors on all corporate actions for which applicable law does not require participation by the full Board. All actions taken by the Executive Committee must be reported at the next meeting of the Board of Directors. The members of the Executive Committee are James R. Smail (Chair), Lance J. Ciroli, Kevin J. Helmick, and Terry A. Moore. The Executive Committee operates under a written charter, which is reviewed annually by the Committee and the Board of Directors. A copy of the current Executive Committee Charter is available on Farmers’ website at www.farmersbankgroup.com. The Executive Committee held 16 meetings in 2016.

Policies of the Board of Directors

Majority Withheld Vote

The Board of Directors recognizes that, pursuant to Section 1701.55(B) of the Ohio Revised Code, director nominees who receive the greatest number of shareholder votes are automatically elected to the Board of Directors, regardless of whether the votes in favor of such nominees constitute a majority of the voting power of Farmers, because our Articles do not include alternative election standards. Nevertheless, the Board of Directors has adopted a policy that, in an uncontested election, any director nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”), should promptly tender his or her resignation to the Chairman of the Board of Directors. Thereafter, the Corporate Governance and Nominating Committee will consider the tendered resignation and recommend to the Board of Directors whether to accept or reject it. In considering whether to recommend to the Board of Directors to accept or reject the tendered resignation, the Corporate Governance and Nominating Committee will consider all information and factors deemed relevant, including, without limitation: (i) the reasons (if any) given by shareholders as to why they withheld their votes, and (ii) the qualifications and performance of the tendering director(s) and his or her contributions to the Board of Directors and Farmers. The Board of Directors will act on any tendered resignation within 90 days following certification of the shareholder vote. Following the Board of

Directors’ determination, Farmers will promptly disclose the Board’s decision whether to accept or reject the director’s resignation offer (and, if applicable, the reasons for rejecting the resignation offer) in a press release and in a Current Report on Form 8-K. Any director who tenders his or her resignation pursuant to this provision shall not participate in the Corporate Governance and Nominating Committee’s consideration or action by the Board of Directors regarding whether to accept the resignation offer. If a majority of the Board of Directors receives a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote will consider the resignation offers and whether to accept or reject them.

Director Nominations

The Corporate Governance and Nominating Committee will consider candidates for director, including those recommended by a shareholder who submits the person’s name and qualifications in writing. The Corporate Governance and Nominating Committee has no specific minimum qualifications for a recommended candidate, and does not consider shareholder recommended candidates differently from other candidates. The Corporate Governance and Nominating Committee considers the fit of an individual’s skills with those of other directors and potential directors in building a Board that is effective and responsive to the needs of the Company and its shareholders. The following attributes are considered important to such consideration, but all may not necessarily be possessed by any one director candidate:

•	personal qualities and characteristics, accomplishments and reputation in the business community, including high personal and professional values, ethics and integrity;

•	current knowledge and contacts in the communities in which Farmers does business;

•	ability and willingness to commit adequate time to diligently attend to Board of Director and committee matters;

•	ability to think and act independently yet constructively in a mutually respectful environment;

•	diversity of viewpoints, background, experience and other demographics; and

•	the ability of the nominee to satisfy the independence requirements of NASDAQ.

While the Board of Directors does not have a formal diversity policy, diversity of viewpoints, background, experience and other demographics is one criterion on which the Corporate Governance and Nominating Committee bases its evaluation of potential candidates for director positions. When identifying first-time candidates or nominees for director, or in evaluating individuals recommended by shareholders, the Corporate Governance and Nominating Committee will consider diversity, the current composition of the Board in light of the diverse communities and geographies we serve, and the interplay of the candidate’s or nominee’s experience, education, skills, background, gender, race, ethnicity and other qualities and attributes with those of the other Board members. The inclusion of diversity in the listed criteria reflects the Board of Director’s belief that diversity is an important component of an effective Board and the Corporate Governance and Nominating Committee evaluates each potential director candidate on their specific skills, expertise and background, as well as traditional diversity concepts.

In addition to recommendations presented by shareholders, the Board of Directors maintains a current list of potential director candidates that fit the characteristics and qualifications of the Corporate Governance and Nominating Committee, which it uses from time to time to fill director vacancies or for director nominations. The Corporate Governance and Nominating Committee makes its recommendation regarding nominations to the Board of Directors, and nominees are selected by the Board of Directors.

Under the Regulations, a shareholder entitled to vote for the election of directors who intends to nominate a director for election must deliver written notice to the Secretary of Farmers no later than 90 days and no earlier than 120 days in advance of such meeting; provided, however, that if less than 90 days’ notice or prior disclosure of the date of the meeting is given or made to shareholders, written notice to the Secretary of the Company must be delivered or mailed not later than the close of business on the seventh day following the date on which notice of such meeting is first given or made to shareholders. The Board of Directors has adopted a policy that annual meetings of shareholders will be held on the third Thursday of April of each year unless and until publicly announced otherwise, consistent with our general past practice and the Regulations. Accordingly, for purposes of our 2018 annual meeting of shareholders, a nomination of a director for election must be received by Farmers’ Secretary no earlier than December 20, 2017 and not later than January 19, 2018.

The Corporate Governance Guidelines also formalize certain aspects of Farmers’ shareholder nomination process. Pursuant to the Regulations and/or the Corporate Governance Guidelines, each shareholder notice must include the following information regarding a director candidate:

1.	the name, age, business address and residence address of the candidate;

2.	the information required of director nominees under Item 401(a), (d), (e), and (f) of Regulation S-K (relating to the nature and existence of certain business, family, and/or legal relationships between the candidate and Farmers, as well as the candidate’s prior business and directorship experience);

3.	the number and class of all shares of each class of stock of the Company owned of record and beneficially owned by the candidate, as reported to the nominating shareholder by the candidate;

4.	the information required of nominees under Item 404(a) of Regulation S-K (relating to the nature and existence of current or potential related party transactions between the candidate and Farmers);

5.	a description of why the candidate meets the director criteria set forth in the Corporate Governance Guidelines;

6.	a qualitative description of the specific talents and skills that the candidate would offer in service to the Company;

7.	any written or oral agreement or understanding with the nominating shareholder or any other person that relates in any way to Farmers or how the candidate would vote or serve as a director;

8.	a completed copy of the Company’s Questionnaire for New Director Candidates;

9.	all financial and business relationships of the candidate, or of any organization of which the candidate is an executive officer or principal shareholder or otherwise controls, with Farmers, the nominating shareholder or, to the candidate’s knowledge, any other shareholder of the Company that is acting in concert with the nominating shareholder; and

10.	the consent of the candidate to serve as a director of Farmers if so elected.

In addition, the shareholder notice must also include the following information regarding the shareholder making the nomination:

a.	the name and address of the shareholder making the nomination;

b.	the number and class of all shares of each class of stock of Farmers owned of record and beneficially owned by the shareholder;

c.	a representation that the shareholder is a holder of record of Common Shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person specified in the notice;

d.	a description of any arrangements between the shareholder and the candidate pursuant to which the nominations are to be made;

e.	a description of any relationships, including business relationships, between the shareholder and the candidate;

f.	whether the shareholder is acting in concert with any person with respect to the Common Shares;

g.	whether the shareholder owns, holds or has the power to vote, individually or in concert with any other person, 5% or more of any class of voting stock of any other organization that competes with the Company;

h.	the information required by Item 401(f) of Regulation S-K (relating to the nature and existence of certain legal proceedings involving Farmers and the nominating shareholder) and whether the shareholder has been or is currently subject to any enforcement action or penalty or, to the shareholder’s knowledge, is currently under any investigation that could lead to such an enforcement action or penalty or criminal action;

i.	whether the shareholder is acting on behalf of, or at the request of, any other shareholder; and

j.	if the shareholder is other than an individual (i) the names of the shareholder’s five most senior executive officers (or persons performing similar roles), (ii) the names and addresses of each person that has a 10% or more voting, ownership or economic interest in the shareholder and the respective amounts of such interests, (iii) the names and addresses of each person that would be deemed to control the shareholder and (iv) the name and address of any advisor to the shareholder that has the principal responsibility for its investment or voting decisions.

In the case of any investment fund or similar organization that is a nominating shareholder, these shareholder disclosure obligations shall also apply to the principal advisor to the fund. Also, if the shareholder is other than an individual, these disclosure requirements apply to the shareholder’s principal shareholders, executive officers and other controlling parties.

During the course of any candidate’s consideration, the Corporate Governance and Nominating Committee may request additional information through written director questionnaires and further communications to assess whether the candidate satisfies, in the view of the committee, requirements of the Company’s Corporate Governance Guidelines, Director Code of Ethics, and other policies applicable to members of the Board and its committees.

If a nominating shareholder or director candidate believes that information supplied in response to any of the above inquiries is confidential, the shareholder or nominee may request confidential treatment for such information. In such event, the information shall be maintained on a confidential basis unless the Corporate Governance and Nominating Committee is advised by counsel that disclosure is appropriate in connection with the solicitation of proxies relating to the director candidate.

In the event that it is subsequently determined that any of the information provided by the candidate or nominating shareholder is materially inaccurate, a director candidate who provided the materially inaccurate information or whose nominating shareholder provided the materially inaccurate information shall be required to resign from the Board of Directors, and, in the event of a refusal to resign, such a determination shall constitute grounds for removal from the Board, unless it is determined by the Corporate Governance and Nominating Committee that the inaccuracy was inadvertent.

Shareholder Proposals for 2018 Annual Meeting

Proposals by shareholders intended to be presented at the 2018 Annual Meeting of Shareholders must be received by the Secretary of Farmers no later than November 16, 2017, to be eligible for inclusion in Farmers’ proxy, notice of meeting, and proxy statement relating to its 2018 Annual Meeting. Farmers will not be required to include in its proxy, notice of meeting, or proxy statement, a shareholder proposal that is received after that date or that otherwise fails to meet the requirements for shareholder proposals established by the applicable SEC rules.

If a shareholder intends to submit a proposal at Farmers’ 2018 Annual Meeting of Shareholders that is not eligible for inclusion in the proxy materials relating to the meeting, and the shareholder fails to give the Company notice in accordance with the requirements set forth in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by November 18, 2017, then the proxy holders will be allowed to use their discretionary authority with respect to such proposal if the proposal is properly raised at the Company’s Annual Meeting in 2018. The submission of such a notice does not ensure that a proposal can be raised at Farmers’ Annual Meeting.

In each case written notice must be given to Farmers, addressed to its Corporate Secretary, at the following address: 20 South Broad Street, Canfield, Ohio 44406.

Shareholder Communications with Directors

All written communications addressed to an individual director at Farmers’ address or to one of the offices of a subsidiary of the Company, except those clearly of a marketing nature, will be forwarded directly to the director. All written communications addressed to the Board of Directors at Farmers’ address or to one of the offices of a subsidiary of the Company will be presented to the full Board of Directors at a meeting of the Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Farmers’ directors, officers and persons who own beneficially more than 10% of its Common Shares (“Section 16 Filers”) to file reports of ownership and transactions in the Common Shares with the Commission and to furnish the Company with copies of all such forms filed. Farmers understands from the information provided to it by Section 16 Filers that the following transactions were not reported on a timely basis during 2016: (i) a purchase of 1,000 Common Shares on October 26, 2016 by director Anne Frederick Crawford, and (ii) a purchase of 562 Common Shares on February 2, 2016 by executive officer Mark R. Witmer.

PROPOSAL ONE—ELECTION OF DIRECTORS

In accordance with the provisions of Farmers’ Regulations, the Board of Directors has currently fixed the number of directors at 11. The Board of Directors is currently divided into three classes, each with three-year terms, and there are currently four directors serving in Class I, four directors serving in Class II, and three directors serving in Class III.

The Corporate Governance and Nominating Committee has recommended to the Board of Directors the re-nomination of each of the four Class I directors. Set forth below for each nominee for election and for each director whose term will continue after the Annual Meeting is a brief statement, including age, principal occupation and business experience during the past five years. In addition, the following information provides the Corporate Governance and Nominating Committee’s evaluation regarding the nomination of each of the director nominees and the key attributes, skills, and qualifications presented by each director nominee and the continuing directors. The following information, as of March 6, 2017, with respect to the age, principal occupation or employment, other affiliations and business experience during at least the last five years of each director and director nominee, has been furnished to Farmers by each director nominee and director. Except where indicated, no corporation is a parent, subsidiary, or other affiliate of Farmers.

Farmers would like to recognize one of its directors who is retiring at the expiration of his term at the Annual Meeting. Howard J. Wenger has served as a director of Farmers since July 2015, when he was appointed to the Board of Directors in connection with the merger of National Bancshares Corporation into Farmers. Mr. Wenger most recently served as a member of the Compensation and Corporate Governance and Nominating Committees. Mr. Wenger is the President of several excavating and building materials companies located in the Dalton, Ohio, area, including Wenger Excavating, Inc., Lake Region Oil, Inc., Northstar Asphalt, Inc., and Massillon Materials, Inc. Farmers greatly appreciates Mr. Wenger’s dedicated service, particularly during the critical integration period after the National Bancshares Corporation merger.

Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement. If any nominee should become unavailable to serve for any reason, it is intended that votes will be cast for a substitute nominee designated by the Corporate Governance and Nominating Committee and approved by the Board of Directors. The Corporate Governance and Nominating Committee has no reason to believe that any nominee named will be unable to serve if elected.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

EACH OF THE DIRECTOR NOMINEES.

NOMINEES FOR ELECTION AS CLASS I DIRECTORS

(Term Expiring in 2020)

Name	Age	Principal Occupation for Past Five Years and Other Information
Gregory C. Bestic	62	Mr. Bestic has served as a director of Farmers since April 2011 and is a member of the Audit and Corporate Governance and Nominating Committees. Mr. Bestic also serves as a director of Farmers Trust Company, a Farmers subsidiary. Mr. Bestic is a Principal in Schroedel, Scullin & Bestic, LLC, a certified public accounting and strategic advisory firm located in Canfield, Ohio. Mr. Bestic has practiced with Schroedel, Scullin & Bestic, LLC and its predecessor firm since 1980. Mr. Bestic is a certified public accountant, a certified forensic accountant (Diplomate of the American Board of Forensic Accounting), a fellow of the American College of Forensic Examiners, and is designated as a Chartered Global Management Accountant. He serves on a number of non-profit community and civic boards in the Mahoning Valley, including Salem Community Hospital (dba Salem Regional Medical Center), the Cardinal Joint Fire District, and the Advisory Committee of the Accounting and Finance Department of Youngstown State University. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Bestic has developed through his educational background in business and accounting, as well as his business and leadership experiences in the Mahoning Valley, will allow him to provide accounting, local business and corporate governance expertise to the Board of Directors, and has nominated him for re-election.

Kevin J. Helmick	45	Mr. Helmick has served as a director of Farmers since April 2014, as the President and Chief Executive Officer of Farmers since November 2013, and is a member of the Executive Committee. Prior to his appointment as President and Chief Executive Officer, Mr. Helmick served as the Executive Vice President and Secretary of the Company and Executive Vice President—Retail and Wealth Management of Farmers Bank since January 2012. Prior to that, Mr. Helmick served as the Vice President of Wealth Management and Retail Services of Farmers Bank since 2008. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Helmick has developed through his education and experiences in the banking and financial services industries, as well as his significant past leadership positions with Farmers, allow him to provide continued business and leadership insight to the Board of Directors, and has nominated him for re-election.

Terry A. Moore	61	Mr. Moore has served as a director of Farmers since April 2014 and is a member of the Compensation, Corporate Governance and Nominating, and Executive Committees. Mr. Moore is the Chief Executive Officer and President of Krugliak Wilkins Griffiths & Dougherty, a law firm located in Canton, Ohio, with which Mr. Moore has practiced as an attorney since 1990. As CEO and President, he is responsible, with other members of the firm’s management committee, to direct and supervise the operations of the law firm. Mr. Moore serves on the Board of Directors of Mercy

Name	Age	Principal Occupation for Past Five Years and Other Information
		Medical Center, a non-profit hospital based in Canton, and the Mercy Medical Center Development Foundation, as an advisory board member for Malone University, a non-profit university based in Canton, and as trustee for the Hoover Foundation, a non-profit foundation based in Canton. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Moore has developed through his educational background in law, as well as his business and leadership experiences with his law firm and in Stark County, will allow him to provide leadership, local business and corporate governance expertise to the Board of Directors, and has nominated him for re-election.

Edward W. Muransky	57	Mr. Muransky is a first time nominee whose nomination was recommended by our Corporate Governance and Nominating Committee and unanimously approved by our Board of Directors. Since 2012, Mr. Muransky has served as Chairman of the Board of The Muransky Companies, a multifaceted business management company, Chairman and Chief Executive Officer of Southwoods Health, and Chairman and Chief Executive Officer of Chestnut Land Company, the parent company for Auntie Anne’s Soft Pretzel franchises operating throughout the United States. Mr. Muransky serves on boards of directors of a number of charitable and educational organizations in the Youngstown, Ohio and Mahoning Valley, Ohio region, including the Youngstown State University Foundation and the Youngstown/Warren Regional Chamber of Commerce. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Muransky has developed through his significant business and leadership experiences will allow him to provide leadership business expertise to the Board of Directors, and therefore nominated him for election.

CLASS II DIRECTORS CONTINUING IN OFFICE

(Term Expiring in 2018)

Name	Age	Principal Occupation for Past Five Years and Other Information
Lance J. Ciroli	66	Mr. Ciroli has served as a director of Farmers since October 2010 and has served as Chairman of the Board of Directors since October 2011. Mr. Ciroli is a member of the Executive Committee and Chair of the Board Enterprise Risk Management Committee. Since 2009, Mr. Ciroli has operated NBE Bank Consulting Services, a bank consulting services company, which he co-founded in 2009. Prior to founding NBE Bank Consulting Services, Mr. Ciroli was Assistant Deputy Comptroller, Office of the Comptroller of the Currency, United States Treasury Department, in Washington D.C., where he was responsible for the supervision and regulation of nationally chartered community banks in Northern and Eastern Ohio and the Lower Peninsula of Michigan. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Ciroli has developed through his extensive

Name	Age	Principal Occupation for Past Five Years and Other Information
		experience in the area of national bank supervision, as well as his knowledge and experience as a director of Farmers, allow him to provide regulatory and local business expertise to the Board of Directors.

Anne Frederick Crawford	53	Ms. Crawford has served as a director of Farmers since 2004 and is a member of the Compensation and Corporate Governance and Nominating Committees. Ms. Crawford is a self-employed/sole proprietor attorney-at-law located in Canfield, Ohio, concentrating her law practice in the areas of real estate, probate and estate planning for the majority of her professional career. Ms. Crawford is also actively involved with a number of significant non-profit organizations and community initiatives in the Mahoning Valley. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Ms. Crawford has developed through her education and extensive experiences in the legal field and in the Mahoning Valley business market, as well as her knowledge and experience as a director of Farmers, allow her to provide legal and local business expertise to the Board of Directors.

David Z. Paull	62	Mr. Paull has served as a director of Farmers since January 2011 and is the Chair of the Compensation Committee and member of the Board Enterprise Risk Management Committee. Mr. Paull retired in February 2014 from serving as the Vice President, HR Operations and Labor Relations, for RTI International Metals, Inc., where he had previously been responsible for human resource activities for all domestic manufacturing locations in the United States. Mr. Paull has 36 years of experience working in and managing all aspects of the human resources and employee benefits functions, significant experience in corporate strategic and succession planning with both for profit and nonprofit enterprises, and has served as a member of the board of directors and executive committee of the Youngstown Warren Regional Chamber of Commerce and as a member of the board of directors of the Humility of Mary Center For Learning. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Paull has developed through his extensive business experience in the Mahoning Valley business market, as well as his knowledge and experience in the field of human resources and related areas of executive compensation and benefits, allow him to provide compensation related and local business expertise to the Board of Directors.

James R. Smail	70	Mr. Smail has served as a director of Farmers since July 2015 and is a member of the Executive and Board Enterprise Risk Management Committees. Mr. Smail also serves as a director of Farmers Trust Company, a Farmers subsidiary. Mr. Smail has served as Chairman, Director and Chief Executive Officer of J.R. Smail, Inc. since 1975, and Chairman and Director of Monitor Bancorp, Inc. since 1972. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Smail has from his experience in managing businesses and his experience in the financial institution industry, as well as his entrepreneurial skills, allow him to provide valuable insights to the Board of Directors in evaluating the business conditions in markets in which the Company operates, as well as setting corporate strategy.

CLASS III DIRECTORS CONTINUING IN OFFICE

(Term Expiring in 2019)

Name	Age	Principal Occupation for Past Five Years and Other Information
Ralph D. Macali	61	Mr. Macali has served as a director of Farmers since December 2001 and is a member of the Audit and Corporate Governance and Nominating Committees. Mr. Macali is the Vice President of Palmer J. Macali, Inc., which owns and operates a retail grocery supermarket, and a partner in P.M.R.P. Partnership, which owns commercial and residential real estate. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Macali has developed through his education and business leadership experiences in the Mahoning Valley business market, as well as his experience as a director of Farmers, allow him to provide continued regional business and leadership expertise to the Board of Directors.

Earl R. Scott	71	Mr. Scott has served as a director of Farmers since December 2003 and is a member of the Audit and Board Enterprise Risk Management Committees. Mr. Scott is a certified public accountant. Mr. Scott became a principal with Packer, Thomas & Co., a regional accounting firm with offices in the Mahoning Valley in 2016 in connection with the acquisition of Reali, Giampetro & Scott, an accounting firm for which Mr. Scott had served as President since 2005. Mr. Scott serves as trustee and treasurer for Stepping into the Future, Inc., a non-profit corporation based in Vienna, Ohio. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Scott has developed through his education and leadership experiences in the field of accounting, his knowledge and business experience in the Mahoning Valley, as well as his experience as a director of Farmers, allow him to provide continued financial and regional business expertise to the Board of Directors.

Gregg Strollo	61	Mr. Strollo has served as a director of Farmers since October 2011 and is a member of the Audit and Board Enterprise Risk Management Committees. Mr. Strollo currently serves as a partner, architect and President of Strollo Architects, a position he has held since 1996. Mr. Strollo serves on the Board of Directors locally for the Better Business Bureau and also for the Youngstown YMCA. In addition he holds the position of Immediate Past President of the Board of Directors for the American Institute of Architects in the State of Ohio. Mr. Strollo is also a 25 year member of the Board of Governors of the Ohio Golf Association. The Corporate Governance and Nominating Committee believes that the attributes, skills and qualifications Mr. Strollo has developed through his education and business and leadership experiences in the Mahoning Valley allow him to provide continued financial and regional business expertise to the Board of Directors.

BENEFICIAL OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of February 28, 2017, regarding beneficial ownership of the Common Shares by each director, each director nominee, each of the named executive officers of Farmers appearing in the Summary Compensation Table, all directors, named executive officers and other executive officers of the Company as a group, and by each person known to Farmers to own 5% or more of its Common Shares. In addition, unless otherwise indicated, all persons named below can be reached at Farmers National Banc Corp., 20 South Broad Street, Canfield, Ohio 44406.

Name	Total Beneficial Ownership(1)		Percent of Outstanding(2)
Gregory C. Bestic	33,997	(3)	*
Lance J. Ciroli	47,077	(4)	*
Anne Frederick Crawford	76,770	(5)	*
Ralph D. Macali	64,528	(6)	*
Terry A. Moore	55,670	(7)	*
Edward W. Muransky	0		*
David Z. Paull	34,838	(8)	*
Earl R. Scott	29,489	(9)	*
James R. Smail	1,310,000	(10)	4.84%
Gregg Strollo	16,937	(11)	*
Howard J. Wenger	288,911	(12)	1.07%
Carl D. Culp	54,761	(13)	*
Joseph A. Gerzina	30,617		*
Mark L. Graham	44,236	(14)	*
Kevin J. Helmick	97,352	(15)	*
Mark R. Witmer	78,902	(16)	*
Total (21 directors and executive officers)	2,111,863		7.80%

5% Or Greater Shareholders
None

*	Less than 1%

(1)	The amounts shown represent the total outstanding Common Shares beneficially owned by the individuals or the Common Shares issuable upon the exercise of stock options within 60 days of February 28, 2017 (although no such stock options were outstanding on that date). Unless otherwise indicated, each individual has sole voting and dispositive power with respect to the Common Shares indicated.
(2)	For all directors and executive officers, the percentage of class is based upon the sum of: (i) 27,066,593 Common Shares issued and outstanding on March 6, 2017; and (ii) the number of Common Shares, if any, as to which the named individual or group has the right to acquire beneficial ownership upon the exercise of stock options within 60 days of February 28, 2017 (although no such stock options were outstanding on that date).
(3)	Mr. Bestic owns his Common Shares jointly with his spouse and he shares voting and dispositive power with respect thereto.
(4)	Amount includes 3,457 Common Shares owned by Mr. Ciroli’s spouse, over which Mr. Ciroli’s spouse has voting and dispositive power.
(5)	Amount includes 73,570 Common Shares Ms. Crawford owns jointly with her spouse with respect to which she shares voting and dispositive power. Amount includes 9,148 Common Shares held by trusts over which Ms. Crawford’s spouse is trustee with voting and dispositive power, and 3,150 Common Shares held in the Anne F. Crawford IRA.
(6)	Amount includes 9,189 Common Shares held in the Ralph Macali IRA. Amount includes 34,367 Common Shares held by a partnership over which Mr. Macali has voting and dispositive power. Amount does not include 18,094 Common Shares held by a trust over which Mr. Macali has voting and dispositive power but disclaims beneficial ownership.

(7)	Amount includes 10,100 Common Shares jointly owned with Mr. Moore’s spouse, over which he shares voting and dispositive power. Amount also includes 28,500 Common Shares held by a trust over which Mr. Moore has voting and dispositive power.
(8)	Amount includes 21,480 Common Shares jointly owned with Mr. Paull’s spouse, over which Mr. Paull shares voting and dispositive power. Amount also includes 3,845 Common Shares held in the David Z. Paull IRA.
(9)	Amount includes 11,121 Common Shares held in an IRA by Mr. Scott’s spouse. Amount also includes 3,171 Common Shares over which Mr. Scott shares voting and dispositive power with his spouse, and 13,307 Common Shares held in two separate Earl Scott IRAs.
(10)	Amount includes 9,034 held in the James Smail IRA.
(11)	Amount includes 400 Common Shares owned by Mr. Strollo’s son, over which Mr. Strollo shares voting and dispositive power with his spouse.
(12)	Amount includes 37,419 Common Shares owned by Mr. Wenger’s spouse. Amount also includes 33,360 Common Shares, 30,011 Common Shares and 74,581 Common Shares held directly by Lake Region Oil, Inc. (“Lake”), Massillon Materials, Inc. (“Massillon”) and Stark Materials, Inc. (“Stark”), respectively. Lake, Massillon and Stark may be deemed to have sole power to vote and dispose of the shares they beneficially own. Mr. Wenger is the sole shareholder and president of Lake, Massillon and Stark. Mr. Wenger may be deemed to have sole power to vote and dispose of the shares owned by Lake, Massillon and Stark.
(13)	Amount includes 16,746 Common Shares owned jointly with Mr. Culp’s spouse, over which Mr. Culp shares voting and dispositive power. Amount also includes 680 Common Shares owned by Mr. Culp’s children over which Mr. Culp has voting and dispositive power.
(14)	Amount includes 12,369 Common Shares owned jointly with Mr. Graham’s spouse and 734 Common Shares owned by Mr. Graham’s children, over all of which Mr. Graham shares voting and dispositive power with his spouse.
(15)	Amount includes 2,573 Common Shares owned jointly with Mr. Helmick’s spouse over which Mr. Helmick shares voting and dispositive power. Amount also includes 3,150 Common Shares held in the Kevin J. Helmick IRA and 2,539 Common Shares owned by Mr. Helmick’s children over which Mr. Helmick has voting and dispositive power.
(16)	Amount includes 3,106 Common Shares held in the Mark R. Witmer IRA.

EQUITY COMPENSATION PLAN INFORMATION

Our 2012 Equity Incentive Plan (the “2012 Equity Incentive Plan”) authorizes the Company to issue up to 500,000 of Common Shares to our employees and non-employee directors in exchange for consideration in the form of goods or services. Information, as of December 31, 2016, on awards outstanding under the 2012 Equity Incentive Plan is set forth in the table below:

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(3)
Equity compensation plans approved by security holders	214,538	N/A	610
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	214,538	N/A	610

(1)	Amount represents awards of performance-based shares granted pursuant to the 2012 Equity Incentive Plan, the vesting of which is contingent upon corporate performance measured by evaluating our return on average equity (“ROE”) relative to the average ROE of a peer group of financial institutions during the applicable three-year performance period from the year of grant. Amount does not include outstanding awards of service-based restricted shares totaling 264,852, which are subject to vesting on the third anniversary of the dates of grant, conditioned upon continued employment of the participants on such anniversary date.
(2)	The weighted average exercise price is not determinable for the awards of performance-based shares described in footnote (1).
(3)	Amount represents shares available for future issuance under the 2012 Equity Incentive Plan.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Management is responsible for Farmers’ internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Farmers’ consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes, and the Committee Chair, as representative of the Committee, discusses the interim financial information contained in quarterly earnings announcements with both management and the independent registered public accounting firm prior to public release. The Audit Committee also recommends to the Board of Directors the selection of Farmers’ independent registered public accounting firm and must pre-approve all services provided.

NASDAQ rules require each member of the Audit Committee to be able to read and understand financial statements. The Company believes that each member of the Audit Committee as constituted satisfies this requirement. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm, although each member of the Audit Committee has the authority to engage and determine funding for independent advisors as deemed necessary. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of Farmers’ financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s independent registered public accounting firm is in fact “independent.”

In this context, the Audit Committee met and held discussions with Farmers’ management, who represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee reviewed and discussed the consolidated financial statements with both management and Farmers’ independent registered public accounting firm for the year ended December 31, 2016, Crowe Horwath LLP (“Crowe Horwath”). The Audit Committee also discussed with Crowe Horwath matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by SAS No. 90 (Audit Committee Communications). Crowe Horwath provided to the Audit Committee written disclosures pursuant to Rule 3526 of the Public Company Oversight Board (Communications with Audit Committees Concerning Independence). The Audit Committee has discussed with Crowe Horwath any relationships with or services to Farmers’ or its subsidiaries that may impact the objectivity and independence of Crowe Horwath, and the Audit Committee has satisfied itself as to Crowe Horwath’s independence.

Based upon the Audit Committee’s discussion with management and Crowe Horwath, and the Committee’s review of the representation of management and the report of Crowe Horwath to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2016 be included in Farmers’ Annual Report on Form 10-K filed with the Commission. The Audit Committee also recommended that Crowe Horwath be retained as the Company’s independent registered public accounting firm for the 2017 fiscal year.

The Audit Committee:

Earl R. Scott, Chair

Gregory C. Bestic

Ralph D. Macali

Gregg Strollo

PROPOSAL TWO—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Crowe Horwath to act as the independent registered public accounting firm to examine Farmers’ books, records and accounts and those of its subsidiaries for the year ending December 31, 2017. This appointment is being presented to shareholders for ratification or rejection at the Annual Meeting.

Crowe Horwath was Farmers’ independent registered public accounting firm for the year ended December 31, 2016, and is considered by the Audit Committee and the Board of Directors to be well qualified. By NASDAQ and Commission rules and regulations, selection of Farmers’ independent registered public accounting firm is the direct responsibility of the Audit Committee. The Board of Directors has determined, however, to seek shareholder ratification of this selection as both a good corporate practice and to provide shareholders an avenue to express their views on this important matter.

The proposal to ratify the appointment of Farmers’ independent registered public accounting firm requires the affirmative vote of the holders of a majority of the Common Shares present, represented and entitled to vote at the Annual Meeting. Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on Proposal Two. Broker non-votes will not be counted for the purpose of determining whether Proposal Two has been approved. Abstentions will be counted as present and entitled to vote for purposes of Proposal Two and thus will have the same effect as a vote against Proposal Two. If shareholders fail to ratify the appointment, the Audit Committee will seek to understand the reasons for such failure and will take those views into account in this and future appointments of Farmers’ independent registered public accounting firm. Even if the current selection is ratified by shareholders, the Audit Committee reserves the right to terminate the engagement of Crowe Horwath and appoint a different independent accounting firm at any time during the year if the Audit Committee determines that such change would be in the best interests of the Company and its shareholders.

Representatives of Crowe Horwath will be present at the Annual Meeting to make a statement if they desire to do so and will be available to respond to appropriate questions.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS EACH RECOMMEND A VOTE “FOR” RATIFICATION OF THE SELECTION OF CROWE HORWATH LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE CURRENT YEAR.

Independent Registered Public Accounting Firm Fees

Fees for professional services rendered by Crowe Horwath for fiscal 2016 and 2015 were as follows:

	2016	2015
Audit Fees	$331,810	$379,235
Audit-Related Fees	$0	$79,650
Tax Fees	$49,000	$43,000
All Other Fees	$130,000	$0

Audit Fees consist of consist of fees billed in the last two fiscal years for the audit of Farmers’ annual financial statements, the review of financial statements included in the Company’s quarterly reports on Form 10-Q, statutory and subsidiary audits and services provided in connection with regulatory filings during those two years.

Audit-Related Fees consist of fees billed in the last two fiscal years for accounting consultations and assurance services reasonably related to the audit and review of Farmers’ financial statements. The fees billed in 2016 and 2015 include services related to providing required consents.

Tax Fees represent fees for professional services for tax compliance, tax advice and tax planning.

All Other Fees represent fees for advice related to a captive insurance subsidiary project.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Crowe Horwath and has concluded that it is.

Pre-Approval of Fees

Under applicable Commission rules, the Audit Committee pre-approves the audit and non-audit services performed by the independent registered public accounting firm to assure that the provision of the services does not impair the firm’s independence. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it requires specific pre-approval by the Committee. In addition, any proposed services exceeding pre-approved cost levels require specific Audit Committee pre-approval. The Audit Committee also reviews, generally on a quarterly basis, reports summarizing the services provided by the independent registered public accounting firm. All of the services related to Audit-Related Fees or All Other Fees described above were pre-approved by the Audit Committee. The Audit Committee’s pre-approval policy is contained in the Audit Committee Charter, a current copy of which is available at www.farmersbankgroup.com.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The following Compensation Discussion and Analysis provides information regarding the compensation programs for Farmers’ named executive officers, including: (i) the overall objectives of the Company’s compensation program and what it is designed to reward; (ii) each element of compensation that is provided; and (iii) an explanation of the Compensation Committee’s decisions regarding Farmers’ named executive officers. For purposes of this discussion, references to “we,” “our” and “us” refer to Farmers. This Compensation Discussion and Analysis is comprised of the following segments: Executive Summary, Compensation Philosophy and Objectives, 2016 Named Executive Officers Compensation, and Other Elements of our Compensation Programs. For 2016, our named executive officers were:

Name	Title

Kevin J. Helmick	President and Chief Executive Officer

Carl D. Culp	Senior Executive Vice President, Chief Financial Officer and Secretary

Mark R. Witmer	Senior Executive Vice President, Chief Banking Officer

Mark L. Graham	Executive Vice President, Chief Credit Officer

Joseph A. Gerzina	Senior Vice President, Chief Lending Officer and Regional President

Executive Summary

We continued to deliver strong financial performance during 2016 which we believe compared well to our peers in the financial institution industry. We also believe that the compensation of our executive team reflected their continued successful efforts and aligned well with our financial performance.

Financial Performance and Significant Events affecting Compensation in 2016

•

Our net income in 2016 was $20.6 million, or $0.76 per diluted share, compared to $8.1 million, or $0.36 per diluted, share for 2015. This financial metric was one of the three objective elements of our 2016 annual cash incentive plan (the “Annual Incentive Plan”) at a target level of $0.71, so our performance resulted in payouts to our named executive officers in excess of the target level for this factor.

•

Our efficiency ratio for 2016 improved to 61.59% compared to 75.26% for 2015. This financial metric also was an objective element of our Annual Incentive Plan, with a target of 62.75%, so our performance also resulted in bonus payouts on this metric above the target level.

•

Our annualized return on average assets for 2016 was 1.07%, compared to 0.54% for 2015. This financial metric was the third objective element of our Annual Incentive Plan, with a target of 1.00%, resulting in payouts to participants on this metric slightly in excess of the target level.

•

The linkage between our financial performance and the resulting payouts for our named executive officers under our annual and long-term incentive programs is described more fully under the caption “2016 Named Executive Officers Compensation” beginning on page 31 in this Compensation Discussion and Analysis.

Portions of the foregoing and certain following financial presentations in this Compensation Discussion and Analysis include the use of both GAAP (generally accepted accounting principles) and non-GAAP financial measures. We use these financial measures to monitor and evaluate our on-going performance and allocate resources, and we believe that these additional non-GAAP measures are useful to investors for financial analyses of Farmers. Reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measure can be found on Appendix B to this proxy statement.

Significant Compensation Actions in 2016

During 2016, we evaluated all of our compensation programs, policies and payouts and concluded that our overall compensation structure is aligning well with our pay-for-performance focus and continues to promote long-term shareholder value. We undertook the following significant actions in 2016:

Base Salary

•

In late calendar year 2015, we made significant adjustments to our base salary structures to better reflect our significantly larger organization relative to our new peer banking organizations and to help retain our executive management team in a competitive environment. As a result, we determined that no significant adjustments to our base salaries were necessary in 2016. The base salaries of our named executive officers and any 2016 adjustments are described more fully under “2016 Named Executive Officers Compensation—Base Salary” beginning on page 31.

Annual Incentive Compensation

•

We continued the structure of the Annual Incentive Plan for our executive officers with three objective metrics: (i) annualized return on average assets with a weighting of 30%, (ii) earnings per share with 30% weighting, and efficiency ratio with 20% weighting. We retained a subjective factor for each named executive officer with 20% weighting, which we evaluate using a scorecard assessment for each individual’s performance. Results under our 2016 Annual Incentive Plan for our named executive officers is more fully described under “2016 Named Executive Officers Compensation—Annual Incentive Plan” beginning on page 31, but the following is a tabular summary of our 2016 Annual Incentive Plan results:

Performance Metrics	Weight(1)	Target	Actual	Payout %
Earnings Per Share	30%	$0.71	$0.76	150%
Return on Average Assets	30%	1.00%	1.07%	150%
Efficiency Ratio	20%	62.75%	61.59%	130%

(1)	Expressed as a percentage of total objective-based Annual Incentive Plan opportunity, with a 20% subjective metric comprising the remaining opportunity.

Long-term Incentive Compensation

•

During 2016 we granted equity-based long-term incentive compensation awards under our 2012 Equity Incentive Plan performance awards to help achieve our long-term performance, recruiting, retention and incentive goals. We allocated 25% of our total long-term compensation opportunity to service-based awards subject to three-year cliff vesting. We allocated the remaining 75% to performance-based awards: 50% in equity-based awards subject to vesting based on our average return on equity (“ROE”) compared to peer group companies over the three-year period ending on December 31, 2018; and 25% in cash-based awards subject to vesting based on our total shareholder return (“TSR”) compared to peer group companies over the three-year period ending on December 31, 2018.

•

The three-year performance period for the long-term incentive compensation awards we issued in 2014 resulted in the following percentage payouts, as described more fully under “2016 Named Executive Officers Compensation—Long-Term Incentive Compensation Plans” beginning on page 34:

Long-Term Incentive Compensation 2016 Vesting Summary

Performance Metrics		2014-2016 Percentile Performance		Percentage Payout of Target
	Weight	Target	Actual
Relative TSR(1)	30%	59.0%	83.8%	243.10%
Relative ROE(2)	70%	59.0%	45.3%	16.24%

(1)	Cash-based award with performance and vesting determined as a percentile compared to the total shareholder return of peer group companies for the three-year period ending in 2016.
(2)	Equity-based award with performance and vesting determined as a percentile compared to the average return on average equity of peer group companies for the three-year period ending in 2016, excluding one-time expenses related to our acquisition activities in 2015.

Compensation Committee’s Philosophy on Executive Compensation

Farmers’ goal is to hire and retain an executive management team which we believe will promote both short-term and long-term institutional success. We seek to achieve this goal by providing a fair, competitive compensation package that includes performance-based, at-risk pay components aligned with strategic and financial performance objectives in order to drive our annual and long-term performance, which ultimately aligns with long-term shareholder value. We also seek to implement a compensation program that appropriately balances risk and financial results so that our compensation programs maintain our overall safety and soundness.

The principal elements of each named executive officers’ compensation currently consist of base salary, annual cash incentive compensation and long-term incentive compensation. Like other employees, the named executive officers also receive matching contributions to their 401(k) retirement plan accounts. At our 2012 Annual Meeting, shareholders adopted and approved the 2012 Equity Incentive Plan, which allowed the Compensation Committee to begin using equity-based awards as our additional long-term incentive compensation component. We are seeking approval to adopt the 2017 Equity Incentive Plan to allow us to continue to use equity-based long-term incentive awards as a compensation component.

The Role of the Compensation Committee in Determining Executive Compensation

The Compensation Committee oversees the compensation of our named executive officers and establishes our executive compensation philosophy, policy, elements and strategy and reviews proposed executive compensation plans and arrangements, including employment and severance arrangements with our executives. In addition, the Compensation Committee evaluates the performance of our executive officers in order to determine appropriate compensation adjustments as well as future compensation decisions. The Compensation Committee also reviews overall corporate policy regarding compensation and benefit programs that are generally available to all employees and may make recommendations concerning those programs.

Although the Compensation Committee has authority to approve individual compensation arrangements, for example employment contracts and individual incentive award goals, as well as authority to engage legal advisors and compensation consultants for advice about compensation issues, the Compensation Committee does not act entirely autonomously in considering and implementation our compensation plans. For example, the Compensation Committee recommends the terms of our annual incentive compensation program subject to final approval of the full Board of Directors. At the Compensation Committee’s request, management may provide financial, tax, accounting, or operational information relevant to Compensation Committee deliberations.

Role of Compensation Consultant

As permitted by the Compensation Committee Charter, the Compensation Committee has engaged Pay Governance, LLC (“Pay Governance”) as its outside independent compensation consultant since 2011. Pursuant to the terms of its engagement by the Compensation Committee, Pay Governance generally reviews, analyzes and provides advice regarding our executive compensation and director compensation programs in relation to the objectives of those programs, including comparisons to designated peer group companies and to “best practices,” and also provides information and advice on competitive compensation practices and trends, along with specific views on our compensation programs. In its role as our independent compensation consultant, representatives of Pay Governance engaged in discussions with the Compensation Committee and responded on a regular basis to questions from the Committee and the Committee’s other advisors, providing them with its opinions with respect to the design and implementation of current or proposed compensation programs. During fiscal 2016, Pay Governance reported directly to the Compensation Committee and the Committee retains the sole authority to retain or terminate Pay Governance.

Compensation Consultant Independence

The Compensation Committee has the responsibility to consider certain independence factors before selecting compensation consultants and other compensation advisers. In connection with the foregoing, the Compensation Committee reviewed, considered and discussed the relevant factors established by NASDAQ to determine such independence, both through surveying Pay Governance and by soliciting input from members of the Compensation Committee through our annual director and officer questionnaires. Based on its review, consideration and discussion, the Compensation Committee determined that the work performed and to be performed by Pay Governance as the Committee’s compensation consultant has not raised and does not raise any conflict of interest, and also determined that Pay Governance qualifies as independent for purposes of the Exchange Act and revised NASDAQ Corporate Governance Requirements.

Say-on-Pay Consideration

At the Company’s 2016 Annual Meeting of Shareholders, our shareholders approved the executive compensation as disclosed in the proxy statement for that Annual Meeting, with 85% of the Common Shares represented by those shareholders present in person or represented by proxy at the 2016 Annual Meeting voting for approval. The Compensation Committee evaluated the results of this strongly supportive advisory vote, together with the other factors and data discussed in this Compensation and Discussion Analysis, in determining executive compensation policies, making executive compensation decisions, and continuing implementation of its compensation philosophy and objectives.

Peer Group Evaluation and Executive Compensation Benchmarks

The Compensation Committee has generally evaluated compensation practices at similarly situated financial institutions to help determine the levels of compensation for financial services executives in our geographic market. In addition, the Compensation Committee does not have a practice of adhering to a strict formula in order to determine executive officer compensation packages rather has relied on a variety of factors including experience, responsibility, individual performance and our overall financial performance. However, given the competitive nature of the financial services industry in general, and the fact that we compete in a primary market with regional and national banking organizations that are significantly larger and that can provide more attractive compensation packages to top executive talent, the Compensation Committee recognizes the need to provide competitive overall compensation opportunities to retain our high-performing executives and attract new executive talent.

During 2015, the Compensation Committee, with the assistance of Pay Governance, undertook an extensive re-evaluation of our peer group and assessed the need to change the composition of the peer group to reflect the then significantly increased size of Farmers to be more reflective of similarly situated financial institutions for purposes of determining competitive market positioning for the Committee’s executive compensation determinations. The Compensation Committee used several factors to identify, evaluate and select these peer financial institutions including, but not limited to (i) factors of size (e.g., assets (ranging from approximately $1 billion to $4 billion), revenues, employees and market capitalization), (ii) factors of profitability and growth (e.g., net revenue and operating income), and (iii) geographic location. The Compensation Committee continued to utilize the following peer group of 18 companies for calendar 2016, taking into account acquisitions of previously included institutions (the “2016 Peer Group”) to evaluate the competitiveness of our pay structures and levels:

• AmeriServ Financial, Inc.	• Isabella Bank Corp.
• Chemung Financial Corp.	• LCNB Corp.
• Civista Bancshares, Inc.	• Macatawa Bank Corp.
• CNB Financial Corp.	• MainSource Financial Group, Inc.
• Community Trust Bancorp, Inc.	• Mercantile Bank Corp.
• Farmers Capital Bank Corp.	• Peoples Bancorp Inc.
• First Defiance Financial	• Premier Financial Bancorp Inc.
• German American Bancorp, Inc.	• Summit Financial Group, Inc.
• Horizon Bancorp	• United Community Financial Corp.

2016 Named Executive Officers Compensation

Base Salary

Base salaries are intended to reward the named executive officers based upon their roles with us and for their performance in those roles. For each named executive officer, their base salaries are reviewed annually subject to adjustments based upon our financial performance, the individual performance of the particular executive, and our overall compensation philosophy of providing base compensation levels for our executive officers within 10% of the median of peer financial institutions, which for 2016 was our 2016 Peer Group. For all executive officers who directly report to the Chief Executive Officer, Mr. Helmick evaluates each executive officer to determine whether a base salary increase or decrease was considered to be merited based upon individual performance, and reports his base salary adjustments to the Compensation Committee. As part of his evaluation process, Mr. Helmick evaluates each of our named executive officers on a variety of factors including leadership performance, strategic planning and execution, communication abilities, business knowledge and awareness and accountability. Late in calendar year 2015, the Compensation Committee undertook a separate evaluation to determine whether base salary adjustments were appropriate relative to our adjusted peer group, and discovered that base salaries for our executive officers were generally 15-20% below the corresponding median salaries. Accordingly, base salary adjustments were made during the second half of 2015 to reflect our compensation philosophy of providing base compensation opportunities within approximately 10% of our peer group median. As a result of the late-year adjustments ensuing from the foregoing evaluations, the base salary of Mr. Helmick remained the at $400,000 for 2016. As a result of the evaluations by Mr. Helmick of the remaining named executive officers as described above, the following merit-based base salary adjustments were made in 2016: (i) Mr. Culp received a base salary increase of approximately 2.6% to $200,000; (ii) Mr. Witmer received a base salary increase of approximately 4.0% to $260,000; (iv) Mr. Graham received a base salary increase of approximately 2.7% to $172,000; and (v) Mr. Gerzina received a base salary increase of approximately 2.7% to $172,000.

Annual Incentive Plan

The Compensation Committee believes that performance-based annual cash incentives are an effective way to compensate executives for working together as a team to achieve short-term specific financial goals which the Compensation Committee and management have established as near-term drivers of our long-term success, as well as certain individualized goals specific to an executive’s role and duties. The following is a discussion of the annual cash incentive program implemented by the Compensation Committee during 2016.

The Compensation Committee first adopted our Annual Incentive Plan in 2011 to provide our executive officers and certain non-executive employees the opportunity to receive annual cash incentive payments based upon achievement of certain corporate and individual performance goals. As adopted, the Annual Incentive Plan is intended to foster superior financial results by providing equitable corporate-wide incentives that reward individual and team effort to achieve specified performance objectives to be determined and applied each fiscal year. Our full-time and part-time, regular, non-commissioned-based associates and executives, as well as those of our subsidiaries, are generally eligible to participate in the Annual Incentive Plan.

In 2016, the Compensation Committee established the target bonus opportunities under the Annual Incentive Plan for each eligible named executive officer expressed as a percentage of base salary. The following table sets forth such target bonus opportunities for each participating named executive officer:

Named Executive Officer	Target Annual Incentive Plan Opportunity (as a % of base salary)
Kevin J. Helmick	40%
Carl D. Culp	35%
Mark R. Witmer	35%
Mark L. Graham	35%
Joseph A. Gerzina	35%

Payments under the Annual Incentive Plan are contingent primarily on the achievement of pre-established performance goals relating to objective financial metrics established for each participating named executive officer by the Compensation Committee, and secondarily upon the results of a subjective evaluation of each individual executive’s performance. Each of the elements has an assigned weight and each of the objective financial criteria has a specific target or goal for the year. In the event that we (or the individual participant) do not meet the specified goal or target for a particular metric, then no compensation will be paid with respect to that objective portion of the Annual Incentive Plan.

The Compensation Committee established a threshold payout of 50% of target opportunity upon attaining a threshold level of the objective metrics, a target payout of 100% upon attaining 100% of the target level of the objective metrics, and a maximum payout of 150% of target opportunity upon attaining at or greater than a maximum level of the objective metrics. For performance falling within each of the percentile ranges, payouts are made on an interpolated basis.

In establishing the Annual Incentive Plan’s objective metrics and targets for 2016, the Compensation Committee utilized the Company’s budgeting model to set the performance at levels that were determined to be achievable with strong management performance. All named executive officers were allocated certain weightings of the three core corporate financial measures of earnings per share, efficiency ratio, and return on average assets. Those were the sole objective performance criteria allocated to Messrs. Helmick, Culp, and Witmer. The named executive officers other than Messrs. Helmick, Culp, and Witmer had significant additional objective metrics based on their specific areas of responsibility and oversight. Finally, in addition to the objective performance metrics, a subjective metric was included for each of the named executive officers other than Mr. Gerzina, with a weighting between 10% and 20% of the total bonus opportunity. The following tables set forth the applicable objective performance metrics, weightings, targets and percentage payouts for each of the named executive officers under the Annual Incentive Plan in 2016:

Kevin J. Helmick, Carl D. Culp and Mark R. Witmer

Performance Metrics	Weight	Threshold	Target	Maximum	Actual	Payout %
Earnings Per Share	30%	$0.69	$0.71	$0.73	$0.76	150%
Return on Average Assets	30%	0.97%	1.00%	1.03%	1.07%	150%
Efficiency Ratio	20%	64.5%	62.75%	61.0%	61.59%	130%

Mark L. Graham

Performance Metrics	Weight	Threshold	Target	Maximum	Actual	Payout %
Earnings Per Share	20%	$0.69	$0.71	$0.73	$0.76	150%
Return on Average Assets	10%	0.97%	1.00%	1.03%	1.07%	150%
Efficiency Ratio	15%	64.5%	62.75%	61.0%	61.59%	130%
Classified Loans Ratio(1)	25%	38%	35%	29.99%	13.32%	150%
Budget Management	20%	105%	100%	80%	95%	105%

(1)	Farmers Bank’s classified loans as a percentage of Tier 1 Capital plus the allowance for loan losses.

Joseph A. Gerzina

Performance Metrics	Weight	Threshold	Target	Maximum	Actual	Payout %
Earnings Per Share	20%	$0.69	$0.71	$0.73	$0.76	150%
Return on Average Assets	15%	0.97%	1.00%	1.03%	1.07%	150%
Efficiency Ratio	10%	64.5%	62.75%	61.0%	61.59%	130%
West Region Loan Production	25%	80%	100%	150%	110%	110%
West Region Indirect Production	10%	80%	100%	150%	128%	128%
West Region Treasury Production	10%	80%	100%	150%	87%	87%
West Region Team Referrals	10%	80%	100%	150%	81%	75%

As indicated above, in addition to the objective performance metrics, the Compensation Committee included a subjective metric for each of the named executive officers other than Mr. Gerzina weighted between 10% and 20% of the total bonus opportunity for each executive officer. Payouts under this subjective metric were based on evaluations of overall job performance during 2016 using an extensive performance review scorecard for each executive. For each named executive officer other than Mr. Helmick, the scorecards were completed by Mr. Helmick and he provided the basis of his evaluations to the Compensation Committee for the subjective portion of the executive’s bonus for 2016. For Mr. Helmick, each member of the Board of Directors completed a scorecard which were reviewed by the Compensation Committee in reaching a determination with respect to the subjective element of Mr. Helmick’s 2016 annual bonus. Based upon such reviews and recommendations, the Compensation Committee approved the following percentage payouts with respect to the subjective element of the total bonus opportunity: (i) Mr. Helmick, 100% of the possible 20% weighting; (ii) Mr. Culp, 100% of the possible 20% weighting; (iii) Mr. Witmer, 100% of the possible 20% weighting, and (iv) Mr. Graham, 100% of the possible 10% weighting.

Finally, the Compensation Committee determined to include a circuit breaker in the 2016 Annual Incentive Plan based on our “Texas ratio” for the year. The Texas ratio is determined by dividing the amount of Farmers Bank’s non-performing loans, other real estate owned and loans delinquent for more than 90 days, by Farmers Bank’s tangible capital equity plus its loan loss reserves. If this ratio exceeded 20% for the year, no bonuses would be payable under the Annual Incentive Plan. Farmers’ Texas ratio for 2016 was 4.47%, well below this circuit breaker level. The Compensation Committee believes that the use of a circuit breaker in our annual bonus program helps maintain minimum levels of safety and soundness of our institution in the context of providing appropriate near-term incentives for achieving superior financial performance objectives.

As a result of the performance of Farmers with respect to the above-described objective metrics and each named executive officer’s individual performance evaluations, the Compensation Committee awarded the following payouts with respect to 2016 performance under the Annual Incentive Plan:

Named Executive Officer	Amount Earned under Annual Incentive Plan for 2016	Payout as a Percentage of Target Opportunity for 2016
Kevin J. Helmick	$217,600	136%
Carl D. Culp	$95,200	136%
Mark R. Witmer	$123,760	136%
Mark L. Graham	$80,066	133%
Joseph A. Gerzina	$72,742	121%

Long-Term Incentive Compensation Plans

In conjunction with the initial adoption of the Annual Incentive Plan in 2011, the Board of Directors approved a long-term cash incentive compensation plan (the “LTI Cash Program”) under which our executive officers and certain other employees are eligible to receive awards for possible long-term cash incentive payments based on the achievement of prescribed corporate and/or individual performance metrics. The purpose of the LTI Cash Program was to foster and promote Farmers’ long-term financial success and value by motivating performance through long-term incentive compensation, pending review and approval by the Compensation Committee. The LTI Cash Program was also intended to attract and retain the services of talented individuals and motivate participants to achieve performance objectives that promote sound and financially healthy growth. The LTI Cash Program became effective upon its approval by the Board of Directors and may continue until terminated by the Board.

The 2012 Equity Incentive Plan was adopted by our Board of Directors and shareholders in 2012 to promote Farmers’ long-term financial success and increase shareholder value by motivating performance through equity-based long-term incentive compensation. The 2012 Equity Incentive Plan also is intended to encourage participants to acquire ownership interests in the Company, attract and retain talented executives and directors, and enable participants to participate in the Company’s long-term growth and financial success.

In 2014 the Compensation Committee established the target award opportunities under the LTI Cash Program and 2012 Equity Incentive Plan for each eligible named executive officer expressed as a percentage of a participant’s three-year average total cash compensation for the corresponding three-year performance period, and established that each executive’s total bonus opportunity would be based on two performance metrics for the three-year period commencing in the year of the grant (the “Performance Period”) at “target,” “threshold” or “maximum” performance levels. For performance falling below the “threshold” level, no award payout or vesting was to occur. The following table sets forth the target long-term incentive compensation opportunities for each participating named executive officer at the time of grant in 2014:

Named Executive Officer	2014 LTI Program Target Opportunity (% of three-year average compensation)
Kevin J. Helmick	60%
Carl D. Culp	45%
Mark R. Witmer	N/	A
Mark L. Graham	40%
Joseph A. Gerzina	35%

(1)	Mr. Witmer was not an executive officer of Farmers in 2014.

The corporate performance metrics and weightings established by the Compensation Committee for the LTI Cash Program and 2012 Equity Incentive Plan in 2014, respectively, were: (i) relative TSR, at a weighting of 30%; and (ii) relative ROE, at a weighting of 70%, each expressed as a percentile compared performance of the peer group established in 2014 during the Performance Period. The following table indicates the potential payout or vesting percentages at threshold, target and maximum levels (for performance falling within each of the percentile ranges, payouts or vesting was to occur on an interpolated basis):

Vesting Levels	Performance of TSR and ROE Relative to Peer Group Companies	Vesting Percent for TSR and ROE Levels
Below threshold	< Peer 25th Percentile	0%
Threshold	= Peer 50th Percentile	50%
Target	= Peer 59th Percentile	100%
Maximum	≥ Peer 85th Percentile	250%

The results of our relative TSR and relative ROE performance, as adjusted, for the 2014-2016 Performance Period resulted in the percentage payouts shown below for the LTI Cash Program and 2012 Equity Incentive Plan awards granted in 2014. The amounts of the LTI Cash Program payouts for each named executive officer are included in the “Non-Equity Incentive Plan Compensation” column (g) of the Summary Compensation Table located on page 41 of this proxy statement.

Performance Metric	Target		Actual	Payout %
Relative TSR	59	th	83.8	243.10%
Relative ROE	59	th	45.3	16.24%

In 2016, the Board of Directors, upon the approval and recommendation of the Compensation Committee, established the long-term incentive compensation target opportunities for each eligible named executive officer under our LTI Cash Program and our 2012 Equity Incentive Plan, expressed as a percentage of base salary at the time of grant, as follows:

Named Executive Officer	2016 LTI Program Target Opportunity (as a % of base salary)
Kevin J. Helmick	55%
Carl D. Culp	45%
Mark R. Witmer	45%
Mark L. Graham	40%
Joseph A. Gerzina	35%

In conjunction with establishing the target long-term incentive opportunity for our executive officers, the Compensation Committee, determined to allocate 25% of our total long-term compensation opportunity to service-based awards, subject to three-year cliff vesting. We allocated the remaining 75% to performance-based awards, for which we continued to use relative TSR and relative ROE as the performance metrics, and a mix of cash-based and equity-based long-term incentive awards, as follows: (i) 25% in cash-based awards under our LTI Cash Program, subject to vesting based on relative TSR compared to our peer group over the Performance Period ending December 31, 2018, and (ii) 50% in equity-based grants under our 2012 Equity Incentive Plan, subject to vesting based on relative ROE compared to our peer group over the Performance Period ending December 31, 2018.

The following table indicates our intended payouts at the threshold, target and maximum levels for our 2016 long-term incentive awards under both the LTI Cash Program and the 2012 Equity Incentive Plan, with relative performance to our peer group and corresponding vesting percentages adjusted in 2016 to better reflect peer practices. The maximum award opportunity was established at 200% of the target opportunity.

Vesting Levels	Relative Performance of TSR and ROE to Peer Group Companies	Vesting Percent for TSR and ROE Levels
Below threshold	< Peer 25th Percentile	0%
Threshold	= Peer 25th Percentile	20%
Target	= Peer 50th Percentile	100%
Maximum	≥ Peer 85th Percentile	200%

For performance falling within each of the percentile ranges, payouts or vesting will occur on an interpolated basis. The amounts of the threshold, target and maximum award payouts or vesting that may be received by each of our named executive officers upon completion of the 2016-2018 Performance Period with regard to long-term incentive awards granted in 2016 under the LTI Cash Program and the 2012 Equity Incentive Plan is described in detail in the Grants of Plan-Based Awards table located on page 42 of this proxy statement.

Also effective in 2016, the Compensation Committee determined to adjust the maximum long-term incentive award opportunity for the 2015 performance-based awards to 225% of the target opportunity instead of the 250% as initially established, as an intermediate level between the 2014 performance-based awards issued at 250% maximum vesting and the 2016 performance-based awards issued at 200% maximum vesting.

Clawback Policy

Farmers has adopted a clawback policy as part of its Incentive Compensation Guidelines. Pursuant to that policy, if the Company is required to restate all or a significant portion of its financial statements, the Board is empowered, in its discretion, to require reimbursement of all or any portion of bonuses paid or incentive compensation awarded to any participant in an incentive compensation program (including equity-based awards), and/or effect the cancellation of all or any portion of unpaid awards which may be paid to such participants if: (a) the amount of the bonus or incentive compensation was calculated based on the achievement of financial results that were subsequently the subject of a material restatement, and (b) the amount of the bonus or incentive compensation that would have been awarded to the participant, had the financial results been properly reported, would have been lower than the amount actually awarded. The Company acknowledges under this policy that it is not intended to add any forfeiture obligations or financial responsibilities to the Chief Executive Officer or Chief Financial Officer which are in addition to, or duplicative of, those obligations arising under Section 304 of the Sarbanes-Oxley Act of 2002.

Furthermore, if a participant in any incentive compensation program engages in misconduct related to such program, regardless of whether any restatement of financial statements is required as a result thereof, the Board shall take such actions as it considers appropriate to address the misconduct. Such actions may include cancellation of any unpaid portion of incentive compensation awarded to such participant, reimbursement of any incentive compensation paid to such participant, and other disciplinary actions.

401(k) Plan and Company Contributions

All of our employees who have completed at least one year of service and meet certain other eligibility requirements are eligible to participate in our 401(k) Profit Sharing Retirement Savings Plan (the “401(k) Plan”). Under the terms of the 401(k) Plan, employees may voluntarily defer a portion of their annual compensation, subject to applicable federal restrictions and deferral limitations, and Farmers Bank matches a percentage of each participant’s voluntary contributions, up to 6% of gross wages. In addition, at the discretion of the Board of Directors, Farmers Bank may make an additional profit sharing contribution to the 401(k) Plan. During 2016, Farmers Bank provided 401(k) Plan matching contributions of 50% for each of the named executive officers (subject to a maximum of 3% of gross wages), but no additional profit sharing contributions were made.

Non-Qualified Deferred Compensation Plan

In 2015, we adopted an unfunded nonqualified retirement plan for certain of our executive officers (the “Nonqualified Plan”) pursuant to which such officers may voluntarily defer a greater portion of their compensation than permitted by applicable federal restrictions and deferral limitations in our 401(k) Plan. Participating officers are at all times 100% vested in their voluntary deferrals. The Company may also provide matching or discretionary credits to the accounts of eligible officers, as determined by the Company in its sole discretion. The Company currently intends to credit matching contributions equal to 50% of each participant’s voluntary deferrals to the Nonqualified Plan, up to 6% of gross wages (or a 3% match). Any matching or discretionary credits under the Nonqualified Plan vest and become non-forfeitable in accordance with a specified formula that provides for partial vesting starting after completion of two years and full vesting after six years. In addition, upon a Change-in-Control (as defined in the Nonqualified Plan), participants’ benefits under the Nonqualified Plan become fully vested and non-forfeitable. Benefits under the Nonqualified Plan represent unsecured general obligations of the Company to pay participating officers at some time in the future.

Amount payable to participating officers under the Nonqualified Plan will be distributed in accordance with the terms of the Nonqualified Plan and elections made by the participating officers. Generally, benefits will be paid in a single lump sum, unless the participating officer has elected to receive annual installments for a period of up to ten years. The benefits will be paid upon the earliest of a participating officer’s separation from service death or disability unless the participating officer has elected to receive payments as of a specified date (including the earlier of that date or the occurrence of a regular distribution event). The Nonqualified Plan is subject to requirements affecting deferred compensation under Section 409A of the Internal Revenue Code and is being administered in compliance with the applicable regulations under Section 409A. The amounts accrued pursuant to the Nonqualified Plan for the benefit of our named executive officers for fiscal year 2016 are disclosed in the Summary Compensation Table located on page 41 of this proxy statement. The Compensation Committee believes that maintaining this Nonqualified Plan helps to maintain the competitiveness of our entire executive retirement benefits.

Perquisites and Other Compensation

Executive officers also participate in broad-based employee benefit plans, such as medical, dental, supplemental disability, retiree health insurance and term life insurance programs. Except for matching contributions in connection with our Nonqualified Plan as described above, and country club memberships provided by Farmers Bank to the named executive officers for customer relationship development purposes, executive officers did not receive in 2016 any perquisites or personal benefits that are not available to all employees. The amounts of these benefits are included in the “All Other Compensation” column (i) of the Summary Compensation Table located on page 41 of this proxy statement.

Other Elements of Our Compensation Programs

Employment Agreements, Separation Policy and Change in Control Arrangements

The Compensation Committee carefully considers the use and conditions of any employment agreements. The Compensation Committee recognizes that employment agreements containing severance and change in control arrangements are often appropriate to attract prospective executives who forego significant compensation and opportunities at the companies they are leaving, or who face relocation expenses in order to accept employment. Generally, executives are not willing to accept such risks and costs without protection in the event that their employment with us is terminated due to unanticipated changes, including a change in control.

In 2013, Farmers adopted an Executive Separation Policy, which currently applies to all of our named executive officers. In connection therewith, Farmers entered also into change in control agreements with each of our named executive officers (“Change in Control Agreements”). The material provisions of the Executive Separation Policy and the Change in Control Agreements are discussed under the caption “EXECUTIVE COMPENSATION AND OTHER INFORMATION—Employment Agreements, Change in Control Agreement, Executive Separation Policy” beginning on page 46 of this proxy statement. In connection with the execution of the Change in Control Agreements, each named executive officer that previously had an employment agreement with Farmers (namely, Messrs. Helmick, Culp, and Graham) terminated his existing employment agreement.

Overall, the Compensation Committee believes that the implementation of the Executive Separation Policy and Change in Control Agreements is appropriate to help ensure that Farmers will have the continued dedication, undivided loyalty and objective advice from its key executives, even in the event of a potential transaction which could result in a change in control of Farmers. The Separation Policy offers certain protections in the event of certain terminations of employment, while the Change in Control Agreements provide certain protections in the event of a change in control event, but only if the executive’s employment is terminated as a result of (or within a specified period after) a change in control (i.e., a double trigger). The Compensation Committee does not believe that executives should receive compensation benefits merely as a result of a change in control; rather, it believes that our Change in Control Agreements provide our executive officers with adequate protection to help ensure that change in control offers will be evaluated by our executive officers in the best interests of Farmers and our shareholders without regard to concerns that a transaction could eliminate his or her job without appropriate dispensation. The Compensation Committee recognizes that these agreements may also tend to discourage a takeover attempt as a change in control could trigger increased compensation expense as part of the transaction.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) places a limit on the tax deduction for compensation exceeding $1.0 million paid to the chief executive officer and four most highly compensated executive officers of a corporation in a taxable year, but performance-based compensation such as stock-option compensation and performance-based cash bonuses may be exempt from the $1.0 million limit if awarded under a stockholder-approved plan and certain other conditions are satisfied. We expect that all of the compensation paid in 2016 and 2017 to our named executive officers is and will be deductible. The Board of Directors and the Compensation Committee could, however, award non-deductible compensation as they deem appropriate. Moreover, because of ambiguities in the application and interpretation of Section 162(m) and the regulations issued under Section 162(m), there can be no assurance that compensation intended to satisfy the requirements for deductibility under Section 162(m) actually will be deductible.

Stock Ownership Guidelines

As part of the Company’s Corporate Governance Guidelines, it has adopted stock ownership guidelines for our directors and executive officers. These guidelines require that, within five years from the date a person first becomes a non-executive director, or within either eight years of March 15, 2016 or 11 years from the date an executive officer is first included as a participant in our 2012 Equity Incentive Plan (unless, due to specific facts and circumstances, a different period of time is determined to be appropriate by the Corporate Governance and Nominating Committee), the following amounts of Common Shares be owned by that person:

Position	Minimum Ownership Requirement
Non-executive Director	4.0 x Annual Retainer Fee
Chief Executive Officer/President	2.0 x Annual Base Salary
Chief Banking Officer	1.5 x Annual Base Salary
Chief Financial Officer	1.25 x Annual Base Salary
Other Executive Officers	1.0 x Annual Base Salary

Individuals subject to these guidelines are expected to satisfy certain milestones during the attainment periods to evidence that the individual is making appropriate progress toward achieving their respective ownership amount. In determining compliance with these guidelines, the Compensation Committee considers the beneficial ownership of our executive officers and directors as required to be reported in a proxy statement.

In additional to these requirements, our executive officers and directors are prohibited under our insider trading policy and procedures from pledging our Common Shares, purchasing our Common Shares on margin, engaging in short sales, or engaging in any hedging transaction.

Director Compensation

The Compensation Committee is also responsible for recommending to the Board of Directors compensation for our non-employee directors. Generally, director compensation is structured in a fashion to attract and retain high quality individuals to serve on the Board of Directors, to compensate such individuals for the time and energy expended in providing us their expertise, considering the size, nature and location of Farmers as a bank holding company competing in our markets. On an annual basis, the Compensation Committee requests that its compensation consultant evaluate our current director compensation levels relative to our peers. Generally, it is the overall goal of the Compensation Committee to position director compensation at a median market level. For 2016, the Compensation Committee recommended and the independent members of the Board of Directors approved (a) a general annual director retainer fee of $40,000, and (b) the following retainers for directors with additional duties: (i) $25,000 for the independent Board Chair, (ii) $20,000 for the independent Board Vice-Chair, (iii) $10,000 for the chair of the Executive Committee, and (iv) $5,000 for all other committee chairs.

All director compensation amounts for 2016 are reflected in the Director Compensation table located on page 51 of this proxy statement.

Oversight and Risk Management of Compensation Programs

The Compensation Committee oversees the implementation and enforcement of our policies, procedures and practices related to its various compensation programs as part of its duties. This is designed to monitor our compensation policies to ensure that the compensation packages offered to its employees and executive officers do not present such individuals with the potential to engage in excessive or inappropriate risk taking activities. In addition, the Board Enterprise Risk Management Committee works with the Compensation Committee in order to monitor our compensation policies, procedures and practices, as part of its duties to monitor enterprise-wide risk.

The Compensation and Board Enterprise Risk Management Committees believe that our current compensation structure for employees and executive officers does not encourage unnecessary or excessive risk taking to the extent that it would reasonably likely lead to a material adverse effect. It is the opinion of the Compensation and Board Enterprise Risk Management Committees that our current compensation programs appropriately balance risk and the desire to focus on our short-term and the long-term goals without encouraging unnecessary or excessive risk taking.

Compensation Committee Interlocks and Insider Participation

During the last completed fiscal year, no member of the Compensation Committee was an officer or employee of Farmers or any of our subsidiaries, or was formerly an officer of Farmers or any of our subsidiaries. None of our directors had any business or financial relationship with us requiring disclosure in this proxy statement.

THE COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis with Farmers’ management. Based upon this review and discussion, the Compensation Committee recommends to the Board of Directors that this Compensation Discussion and Analysis be included in this proxy statement and our Annual Report on Form 10-K.

Compensation Committee:

David Z. Paull, Chair

Anne Frederick Crawford

Terry A. Moore

Howard J. Wenger

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

The following table provides summary compensation information for the individuals serving as our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers serving on December 31, 2016.

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Stock Options ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation ($)		Total ($)
Kevin J. Helmick	2016	$400,000	—	$165,917	—	$367,094	$6,310	$22,545	(4)	$961,866
President and Chief Executive Officer	2015	$332,500	—	$652,345	—	$234,095	$(597)	$17,971		$1,236,314
	2014	$268,750	—	$105,000	—	$200,307	—	$17,828		$591,885

Carl D. Culp	2016	$199,111	—	$67,874	—	$157,796	$1,760	$10,708	(5)	$437,249
Sr. Executive Vice President and Chief Financial Officer	2015	$188,275	—	$248,630	—	$118,856	$(59)	$9,859		$565,561
	2014	$180,375	—	$57,409	—	$150,848	—	$10,159		$398,791

Mark R. Witmer	2016	$257,500	—	$88,236	—	$123,760	—	$9,044	(6)	$478,540
Sr. Executive Vice President and Chief Banking Officer

Mark L. Graham	2016	$171,189	—	$51,886	—	$128,036	$1,156	$14,356	(7)	$366,623
Executive Vice President and Chief Credit Officer	2015	$162,019	—	$168,582	—	$103,989	$(102)	$15,769		$450,257
	2014	$154,569	—	$43,780	—	$125,538	—	$17,233		$341,120

Joseph A. Gerzina	2016	$171,186	—	$45,403	—	$114,224	—	$14,649	(8)	$342,155
Senior Vice President,	2015	$159,452	—	$161,503	—	$91,380	—	$15,522		$427,857
Chief Lending Officer and Regional President	2014	$150,029	—	$36,956	—	$92,770	—	$11,058		$249,949

(1)

Amounts shown reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for equity awards granted during 2016 under our 2012 Equity Incentive Plan. As further reflected in the Grants of Plan-Based Awards table located on page 42, (i) the amounts reported for service-based equity awards granted during 2016 were determined using closing price of a Common Share on the date of grant of $9.03, and (ii) the amounts reported for performance-based equity awards granted during 2016 were determined using the closing price of a Common Share on the date of grant of $9.03 and the target vesting levels assuming our average ROE performance equals the 50th percentile of the average of a group of peer companies over a three-year period ending on December 31, 2018. The maximum value of the performance-based stock awards granted in 2016 to each named executive officer, assuming that the highest level of performance conditions will be achieved and using the closing price of a Common Share on the date of grant of $9.03, is as follows: Mr. Helmick, $221,226; Mr. Culp, $90,499; Mr. Witmer, $117,652; Mr. Graham, $69,179; and Mr. Gerzina, $60,537. The amounts reported for calendar year 2015 reflect the special service-based, three-year cliff vesting restricted stock awards granted during 2015 following our acquisition of National Bancshares, determined using the closing price of a share of Common Stock on the date of grant of $8.00. Other assumptions used in the calculation of these amounts are also included in Note 11 “Stock Based Compensation” to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016. All service-based restricted stock and performance-based equity awards are subject to vesting as described under “2016 Named Executive Officers Compensation—Long-Term Incentive Plans” beginning on page 34.

(2)	The non-equity incentive plan compensation required to be disclosed in this column includes (i) amounts earned under our Annual Incentive Plan as a result of achieving the goals specified for each designated year, as described for 2016 in the table on page 43 under “Executive Compensation and Other Information—Annual Incentive Plan”, and (ii) the following amounts earned in 2016, 2015, and 2014, respectively, with respect to cash-based long-term incentive awards granted in 2014, 2013, and 2012, respectively, under our LTI Cash Program: Mr. Helmick, $149,494, $55,892, and $84,422; Mr. Culp, $62,596, $31,373, and $74,048; Mr. Graham, $47,970, $25,714, and $59,020; and Mr. Gerzina, $41,482, $16,003, and $35,198. Mr. Witmer was not an executive officer in 2014 so he did not receive an award under our LTI Cash Program and therefore no corresponding amount is included in the amount disclosed above for 2016.
(3)	Amounts shown reflect the 2016 earnings/(losses) for each named executive officer participating in our Nonqualified Plan.
(4)	Amount includes: (i) $7,950 in matching contributions by the Company into Mr. Helmick’s 401(k) Plan account, (ii) $1,078 in group term life insurance expense, and (iii) 13,517 in country club dues.
(5)	Amount includes: (i) $7,950 in matching contributions by the Company into Mr. Culp’s 401(k) Plan account, (ii) $1,584 in group term life insurance expense, and (iii) 1,174 in country club dues.
(6)	Amount includes: (i) 7,950 in matching contributions by the Company into Mr. Witmer’s 401(k) Plan account, (ii) and $1,094 in group term life insurance expense.
(7)	Amount includes: (i) 7,632 in matching contributions by the Company into Mr. Graham’s 401(k) Plan account, (ii) $3,405 in group term life insurance expense, and (iii) 3,319 in country club dues.
(8)	Amount includes: (i) $5,606 in matching contributions by the Company into Mr. Gerzina’s 401(k) Plan account, (ii) $3,307 in group term life insurance expense, and (iii) 5,736 in country club dues.

Grants of Plan Based Awards

				Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards
(a)	(b)			(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name	Grant Date		Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Kevin J. Helmick	04/22/2016	(1)	04/22/2016	$80,000	$160,000	$240,000	—	—	—	—	—
	04/22/2016	(2)	04/22/2016	$27,500	$55,000	$110,000	—	—	—	—	—
	04/22/2016	(3)	04/22/2016	—	—	—	6,125	12,249	24,499	—	$110,608
	04/22/2016	(4)	04/22/2016	—	—	—	—	—	—	6,125	$55,309

Carl D. Culp	04/22/2016	(1)	04/22/2016	$35,000	$68,250	$102,375	—	—	—	—	—
	04/22/2016	(2)	04/22/2016	$11,250	$22,500	$45,000	—	—	—	—	—
	04/22/2016	(3)	04/22/2016	—	—	—	2,506	5,011	10,022	—	$45,249
	04/22/2016	(4)	04/22/2016	—	—	—	—	—	—	2,506	$22,625

Mark R. Witmer	04/22/2016	(1)	04/22/2016	$43,750	$87,500	$131,250	—	—	—	—	—
	04/22/2016	(2)	04/22/2016	$14,625	$29,250	$58,500	—	—	—	—	—
	04/22/2016	(3)	04/22/2016	—	—	—	3,257	6,514	13,029	—	$58,826
	04/22/2016	(4)	04/22/2016	—	—	—	—	—	—	3,257	$29,410

Mark L. Graham	04/22/2016	(1)	04/22/2016	$29,312	$58,625	$87,937	—	—	—	—	—
	04/22/2016	(2)	04/22/2016	$8,600	$17,200	$34,400	—	—	—	—	—
	04/22/2016	(3)	04/22/2016	—	—	—	1,915	3,831	7,661	—	$34,594
	04/22/2016	(4)	04/22/2016	—	—	—	—	—	—	1,915	$17,292

Joseph A. Gerzina	04/22/2016	(1)	04/22/2016	$29,312	$58,625	$87,937	—	—	—	—	—
	04/22/2016	(2)	04/22/2016	$5,644	$15,050	$22,575	—	—	—	—	—
	04/22/2016	(3)	04/22/2016	—	—	—	1,676	3,352	6,704	—	$30,269
	04/22/2016	(4)	04/22/2016	—	—	—	—	—	—	1,676	$15,134

(1)	Potential levels of bonus payments under the Annual Incentive Plan with respect to 2016 performance. Further discussion of the Annual Incentive Plan and the potential payouts to participants in that plan is contained under “2016 Named Executive Officers Compensation—Annual Incentive Plan” beginning on page 31 of this proxy statement. The amounts actually earned and paid with respect to fiscal 2016 are included in the “Non-Equity Incentive Plan Compensation” column (g) of the Summary Compensation Table on page 41 of this proxy statement.
(2)	Performance-based cash awards under the LTI Cash Program with payouts determined by our TSR performance relative to the average of a group of peer companies over a three-year period ending on December 31, 2018, at a 25% weighting of each executive officer’s total long-term incentive compensation opportunity. Further discussion of the LTI Cash Program and the potential award payouts to participants in that plan is contained under “2016 Named Executive Officers Compensation—Long-Term Incentive Compensation Plans” beginning on page 34 of this proxy statement.
(3)	Performance-based equity awards under the 2012 Equity Incentive Plan with vesting determined by our ROE performance relative to the average of a group of peer companies over a three-year period ending on December 31, 2018, at a 50% weighting of each executive officer’s total long-term incentive compensation target opportunity. The grant date fair value of these performance shares was computed using the target level award in column (g) and a grant date fair value on the date of grant of $9.03 (although the number of shares granted at the target levels of value for these awards was determined using the average closing price of our common stock for the 30-day period preceding the grant date, which was $8.98 per share). Further discussion of the 2012 Equity Incentive Plan and the terms and conditions of vesting of performance-based awards issued to participants in that plan is contained under “2016 Named Executive Officers Compensation—Long-Term Incentive Compensation Plans” beginning on page 34 of this proxy statement.
(4)	Service-based equity awards of restricted stock under the 2012 Equity Incentive Plan which vest on the third anniversary of the award grant date conditioned on continued employment though such anniversary. The grant date fair value of such awards was calculated using the closing price of our common stock on the date of grant of $9.03 per share, although the number of shares granted at the target levels of value for these awards was determined using the average closing price of our common stock for the 30-calendar day period preceding the grant date, which was $8.98 per share. Further discussion of the 2012 Equity Incentive Plan and the terms and conditions of vesting of performance-based awards issued to participants in that plan is contained under “2016 Named Executive Officers Compensation—Long-Term Incentive Compensation Plans” beginning on page 34 of this proxy statement.

2016 Named Executive Officer Compensation Components

The primary elements of each executive officer’s total compensation reported in the Summary Compensation Table are the executive officer’s base salary, annual incentive bonus, and long-term incentive compensation. Each executive officer also received certain other benefits as listed in the “All Other Compensation” column.

Base Salary

In 2016, the Compensation Committee continued to implement its base salary positioning philosophy of seeking to establish executive officer base salaries at or near the 50th percentile of our peer group banks. Base salary increases to our named executive officers in fiscal 2016 were consistent generally with baseline increases approved for all employees, except where further adjustments were warranted based on outstanding or poor personal performance or peer market median alignment. Each named executive officer’s base salary is reviewed annually and is subject to adjustments based upon our financial performance, individual performance and our overall compensation philosophy. For all executive officers who report directly to the Chief Executive Officer, Mr. Helmick evaluated each executive officer to determine whether a base salary increase or decrease was considered to be merited based upon individual performance, and presented his base salary adjustment recommendation to the Compensation Committee. As part of his evaluation process, Mr. Helmick evaluated each of our named executive officers on a variety of factors including leadership performance, strategic planning and execution, communication abilities, business knowledge and awareness and accountability. Late in calendar year 2015 the Compensation Committee undertook a separate evaluation to determine whether base salary adjustments were appropriate relative to our adjusted peer group, and discovered that base salaries for our executive officers were generally 15-20% below the corresponding median salaries. Accordingly, base salary adjustments were made during the second half of 2015 to reflect our compensation philosophy of providing base compensation opportunities within approximately 10% of our peer group median. As a result of the late-year adjustments ensuing from the foregoing evaluations, the base salary of Mr. Helmick remained the at $400,000 for 2016. As a result of the evaluations by Mr. Helmick of the remaining named executive officers as described above, the following merit-based base salary adjustments were made in 2016: (i) Mr. Culp received a base salary increase of approximately 2.6% to $200,000; (ii) Mr. Witmer received a base salary increase of approximately 4.0% to $260,000; (iv) Mr. Graham received a base salary increase of approximately 2.7% to $172,000; and (v) Mr. Gerzina received a base salary increase of approximately 2.7% to $172,000.

Annual Incentive Plan

The Compensation Committee adopted our Annual Incentive Plan in 2011 to provide certain of our executive officers and non-executive employees the opportunity to receive annual cash incentive payments based upon achievement of certain corporate and individual performance goals. As adopted, the Annual Incentive Plan is intended to foster superior financial results by providing corporate-wide incentives that reward individual and team effort to achieve specified performance objectives determined for each fiscal year. The 2016 target bonus award opportunities (expressed as a percentage of base salary) under the Annual Incentive Plan for each named executive officer Fiscal 2016 bonus targets for each named executive officer are disclosed on page 32 of this proxy statement under “2016 Named Executive Officers Compensation—Annual Incentive Plan.”

Payments under the Annual Incentive Plan are contingent primarily upon the achievement of pre-established performance goals during a fiscal year relating to objective financial metrics established by the Compensation Committee, and secondarily upon the results of a subjective evaluation of each individual executive’s performance. Each of the elements has an assigned weight and each of the objective financial criteria has a specific target or goal for the year. In the event that we (or the individual participant) do not meet the specified goal or target for a particular metric, then no compensation will be paid with respect to that objective portion of the Annual Incentive Plan. The Compensation Committee established a threshold payout of 50% of target opportunity upon attaining 80% of the objective metric targets, a target payout of 100% upon attainment of 100% of the objective metric targets, and a maximum payout of 150% of target opportunity. For performance falling within each of the percentile ranges, payouts are made on an interpolated basis.

In establishing the Annual Incentive Plan’s objective metrics and targets for 2016, the Compensation Committee utilized the Company’s budgeting model to set the performance at levels that were determined to be achievable with strong management performance. All named executive officers were allocated certain weightings of the following three core corporate financial measures: earnings per share, efficiency ratio, and return on average assets. Those were the sole objective performance criteria allocated to Messrs. Helmick, Culp, and Witmer. The named executive officers other than Messrs. Helmick, Culp, and Witmer had significant additional objective metrics based on their specific areas of responsibility and oversight. Finally, in addition to the objective performance metrics, a subjective metric was included for each of the named executive officers other than Mr. Gerzina, with a weighting between 10% and 20% of the total bonus opportunity. The objective performance metrics, weightings, targets and percentage payouts based on actual performance for each of our named executive officers under the Annual Incentive Plan in 2016 is set forth in detail in the tables beginning on page 32 of this proxy statement under “2016 Named Executive Officers Compensation—Annual Incentive Plan.”

Payouts under the subjective element for each named executive officer were based on evaluations overall job performance during 2016 using an extensive performance review scorecard for each executive. For each named executive officer other than Mr. Helmick, the scorecards were completed by Mr. Helmick and provided the basis of his recommendations to the Compensation Committee for the subjective portion of the executive’s bonus for 2016. For Mr. Helmick, each member of the Board of Directors completed a scorecard which were reviewed by the Compensation Committee in reaching a determination with respect to the subjective element of Mr. Helmick’s 2016 annual bonus. Based upon such reviews, the Compensation Committee approved the following percentage payouts with respect to the subjective element of the total bonus opportunity for 2016: (i) Mr. Helmick, 100% of the possible 20% weighting; (ii) Mr. Culp, 100% of the possible 20% weighting; (iii) Mr. Witmer, 100% of the possible 20% weighting, and (iv) Mr. Graham, 100% of the possible 10% weighting.

Finally, the Compensation Committee includes a circuit breaker in the Annual Incentive Plan based on our “Texas ratio” for the year, determined by dividing the amount of Farmers Bank’s non-performing loans, other real estate owned and loans delinquent for more than 90 days, by Farmers Bank’s tangible capital equity plus its loan loss reserves. If this ratio exceeds 20% for the year, no bonuses are payable under the Annual Incentive Plan. Farmers’ Texas ratio for 2016 was 4.47%, well below this circuit breaker level. The Compensation Committee believes that the use of a circuit breaker as part of our annual bonus program helps maintain minimum levels of safety and soundness of our institution while seeking to provide appropriate near-term incentives for achieving superior financial performance objectives.

As a result of the performance of Farmers with respect to the above-described objective metrics and each named executive officer’s individual performance evaluations, the Compensation Committee awarded the following payouts with respect to 2016 performance under the Annual Incentive Plan:

Named Executive Officer	Amount Earned under Annual Incentive Plan for 2016	Payout as a Percentage of Target Opportunity for 2016
Kevin J. Helmick	$217,600	136%
Carl D. Culp	$95,200	136%
Mark R. Witmer	$123,760	136%
Mark L. Graham	$80,066	133%
Joseph A. Gerzina	$72,742	121%

Long-Term Incentive Compensation

In 2016, the Compensation Committee approved the issuance of performance-based long-term incentive awards to our named executive officers under both our LTI Cash Program and our 2012 Equity Incentive Plan, the amounts of which are set forth in the Grants of Plan-Based Awards table located on page 42 of this proxy statement. In 2015, the Compensation Committee also approved the issuance of special service-based long-term equity incentive awards to our executive officers to help retain our management team following the significant growth in Farmers and to reward them for successfully executing on our strategic acquisition plan. The retention awards are subject to cliff vesting based on continued employment through the third anniversary of the grant date. The amounts of these service-based long-term equity incentive awards are set forth in the Grants of Plan-Based Awards table located on page 42 of this proxy statement.

A detailed discussion of the vesting criteria and other terms and conditions for such awards is included under “2016 Named Executive Officers Compensation—Long-Term Incentive Compensation Plans” beginning on page 34 of this proxy statement.

Outstanding Equity Awards at Year-End

	Option Awards					Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)		(j)
Name	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable) (#)	2012 Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	2012 Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)		2012 Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
Kevin J. Helmick	—	—	—	—	—	71,181	(3)	$1,010,770	24,499	(4)	$347,886
									37,142	(5)	$527,416
									6,090	(6)	$86,478
Carl D. Culp	—	—	—	—	—	26,050	(7)	$369,910	10,022	(4)	$142,312
									16,646	(5)	$236,373
									3,193	(6)	$45,341
Mark R. Witmer	—	—	—	—	—	34,236	(8)	$486,151	13,029	(4)	$185,011
									21,767	(5)	$309,091
Mark L. Graham	—	—	—	—	—	17,250	(9)	$244,950	7,661	(4)	$108,020
									12,694	(5)	$180,255
									2,423	(6)	$34,407
Joseph A. Gerzina	—	—	—	—	—	16,985	(10)	$241,187	6,704	(4)	$95,197
									10,715	(5)	$152,153
									2,097	(6)	$29,777

(1)	Market value computed using $14.20, the closing share price of our common stock on December 30, 2016.
(2)	Unearned equity awards are presented based on achievement of maximum performance goals and maximum number of shares issuable with respect to vesting thereof.
(3)	Awards of service-based restricted shares subject to vesting on the third anniversary of the date of grant, conditioned on continued employment, the vesting of which would occur as follows: (i) 6,125 on April 22, 2019; and (ii) 65,056 on August 25, 2018.
(4)	Performance-based awards granted during fiscal 2016 under our 2012 Equity Incentive Plan that are to vest, if at all, on April 22, 2019, based upon the performance of our ROE relative to the average of a peer group of similar companies during the Performance Period ending December 31, 2018, as described in greater detail under “2016 Named Executive Officers Compensation—Long-Term Incentive Compensation Plans” beginning on page 34 of this proxy statement. Any performance awards that do not vest on April 22, 2019 will be forfeited.
(5)

Performance-based awards granted during fiscal 2015 under our 2012 Equity Incentive Plan that are to vest, if at all, on April 17, 2018, based on the performance of our ROE relative to the average of a peer group of similar companies during the Performance Period to end on December 31, 2017. More specifically, no awards will vest if our performance falls below the 25th percentile or threshold level, 20% will vest if performance is at the 50th percentile, 40% will vest if performance is at the 59th percentile, and 100% will vest if performance is at the 85th percentile or above. For performance falling within each of these percentile ranges, payouts and vesting will occur on an interpolated basis. Any performance awards that do not vest on April 17, 2018 will be forfeited.

(6)	Performance-based awards granted during fiscal 2014 under our Equity Incentive Plan that remained subject to vesting as determined as of December 31, 2016 based on the actual performance of our ROE relative to the average of a peer group of similar companies during the Performance Period ending December 31, 2016, and as described in greater detail under “2016 Named Executive Officers Compensation—Long-Term Incentive Compensation Plans” beginning on page 34 of this proxy statement.
(7)	Awards of service-based restricted shares subject to vesting on the third anniversary of the date of grant, conditioned on continued employment, the vesting of which would occur as follows: (i) 2,506 on April 22, 2019; and (ii) 23,544 on August 25, 2018.

(8)	Awards of service-based restricted shares subject to vesting on the third anniversary of the date of grant, conditioned on continued employment, the vesting of which would occur as follows: (i) 3,257 on April 22, 2019; and (ii) 30,979 on August 25, 2018.
(9)	Awards of service-based restricted shares subject to vesting on the third anniversary of the date of grant, conditioned on continued employment, the vesting of which would occur as follows: (i) 1,915 on April 22, 2019; and (ii) 15,335 on August 25, 2018.
(10)	Awards of service-based restricted shares subject to vesting on the third anniversary of the date of grant, conditioned on continued employment, the vesting of which would occur as follows: (i) 1,676 on April 22, 2019; and (ii) 15,309 on August 25, 2018.

Option Exercises and Stock Vested during Fiscal Year

There were no exercises of options or vesting of equity awards during the 2016 calendar year with respect to any of the named executive officers.

Non-Qualified Deferred Compensation

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Kevin J. Helmick	$27,000	—	$6,310	—	$55,563
Carl D. Culp	$20,200	—	$1,760	—	$34,862
Mark R. Witmer	—	—	—	—	—
Mark L. Graham	$17,000	—	$1,156	—	$29,594
Joseph A. Gerzina	—	—	—	—	—

(1)	Column contains contributions by the Company in the last fiscal year under the Nonqualified Plan. Amounts shown are included in the All Other Compensation column (i) shown in the Summary Compensation Table located on page 41.
(2)	Earnings in this column represent estimated earnings on the Nonqualified Plan, which are based upon participant-directed investment allocations. These amounts are not included in the Summary Compensation Table because they do not constitute above market interest or preferential earnings.

For a narrative discussion of our Nonqualified Plan, see page 37 of the Compensation Discussion and Analysis.

Employment Agreements, Change in Control Agreements, Executive Separation Policy

In connection with the signing of the Change in Control Agreements described below, each of Messrs. Helmick, Culp and Graham terminated their existing employment agreements with Farmers in 2013. As a result, Farmers has no written employment agreements with any of its 2016 named executive officers, and their terms of employment will be governed by the Executive Separation Policy and any Change in Control Agreement, the material terms of which are described below.

Change in Control Agreements

In 2013, Farmers first entered into Change in Control Agreements with each of its executive officers, including all of its current named executive officers.

In the event that an executive officer’s employment is terminated by Farmers, other than for Cause, or by the executive, for Good Reason, during the six-month period commencing prior to a Change in Control (all as defined in the Change in Control Agreement) or the 12-month period thereafter, then the executive would be eligible to receive the benefits set forth in the Change in Control Agreement. Those benefits include (i) a payment in an amount equal to a multiple of the executive’s annual base salary (three times for Mr. Helmick, two and one-half times for Messrs. Culp, Witmer, and Graham, and one times for Mr. Gerzina); (ii) a lump sum amount equal to a multiple of the average of the annual incentive bonus paid to the executive in the three years preceding termination (three times for Mr. Helmick, two and one-half times for Messrs. Culp, Witmer, and Graham, and one times for Mr. Gerzina); (iii) a pro rata incentive bonus of the year of termination which assumes that performance has been attained at the “target” level for each executive; (iv) a lump sum payment in an amount equal to the monthly COBRA premium payable by the executive to continue to receive health benefits at a level similar to which the executive and his spouse and dependents were participating for a period of months (36 for Mr. Helmick, 30 for Messrs. Culp, Witmer, and Graham, or 12 for Mr. Gerzina); and (v) for Messrs. Helmick, Culp, Witmer, and Graham, a lump sum of $20,000 for outplacement services.

Each of the Change in Control Agreements provide for a “cut-back” in the event of any excise tax under Section 280G of the Code, such that the benefits payable to the executive would be reduced to $1.00 less than the amount that causes the payments to be treated as parachute payments under Section 280G of the Code; provided, however, that no reduction will occur if, on an after-tax basis in each case and taking into account all federal, state and local taxes (including any excise tax), the executive would receive a greater amount if no reduction had occurred, thus providing the “best net effect” to the executive.

In order to receive the benefits described above, the executive would be required to execute a general release in favor of Farmers and must also (i) comply with covenants prohibiting the solicitation of customers and employees (for a period of 36 months for Mr. Helmick, 24 months for Messrs. Culp, Witmer, and Graham, and 12 months for Mr. Gerzina) (ii) maintain the confidentiality of Farmers’ proprietary and confidential information and (iii) comply with non-disparagement provisions.

Executive Separation Policy

Farmers first adopted an Executive Separation Policy in 2013 which applies to Farmers’ Chief Executive Officer and President, the Senior Executive Vice President—Chief Financial Officer, the Senior Executive Vice President—Chief Banking Officer, the Executive Vice President—Chief Credit Officer, and such other persons as may be designated annually by the Board of Directors (collectively, the “Covered Executives”). Each of the named executive officers is a Covered Executive and a participant in the Executive Separation Policy.

In the event that a Covered Executive’s employment is terminated by Farmers for Cause or by the Covered Executive without Good Reason (each as defined in the Executive Separation Policy), then the Covered Executive would be entitled to receive (i) all earned but unpaid compensation benefits for time worked through the date of termination; and (ii) such other rights and benefits, if any, as may be provide under other plans and programs of Farmers (collectively, the “Accrued Obligations”).

If the Covered Executives employment is terminated by Farmers without Cause or by the Covered Executive with Good Reason, then, in addition to the Accrued Obligations, the Covered Executive would be eligible to receive (i) a lump sum equal to 36-months’ salary for Messrs. Helmick, Culp, Witmer and Graham, or 12-months’ salary for Mr. Gerzina; (ii) a pro rata incentive bonus in a lump sum equal to the bonus the Covered Executive would have earned (assuming performance at the “target” level); (iii) a lump sum amount equal to the monthly COBRA premium payable by the Covered Executive to continue to receive health benefits at a level similar to which the Covered Executive and his or her spouse and dependents were receiving multiplied by 36 (for Messrs. Helmick, Culp, Witmer, and Graham) or 12 (for Mr. Gerzina); and (iv) a lump sum payment in an amount not to exceed $10,000 (for Mr. Helmick) or $7,500 (for Messrs. Culp, Witmer, Graham, and Gerzina) for reasonable outplacement services for up to one year by a firm selected by Farmers.

The Executive Separation Policy defines “Good Reason” to mean the occurrence of any of the following: (a) a reduction in a Covered Executive’s annual base salary rate, unless such reduction generally applies to other Covered Executives regardless of the reason(s) therefore; (b) a substantial diminution in a Covered Executive’s duties, authorities or responsibilities; or (3) the relocation of a Covered Executive’s principal place of employment with the Company that meets certain conditions in the Executive Separation Policy. The Executive Separation Policy defines “Cause” to mean (a) the willful or negligent failure by the Covered Executive to substantially perform his or her duties with the Company and, after written notification by the Company to the

Covered Executive, the continued failure of the Covered Executive to substantially perform such duties; (b) the willful or negligent engagement by the Covered Executive in conduct which is demonstrably and materially injurious to the Company, financially or otherwise; (c) action or inaction by the Covered Executive that constitutes a breach of fiduciary duty with respect to the Company or any of its subsidiaries; (d) the violation of any material written policy, rule or regulation of the Company; or (e) the Covered Executive’s material breach of any agreement in respect of confidentiality with the Company, whether or not entered into after the effective date of the Executive Separation Policy.

In order to receive any payments pursuant to the Executive Separation Policy (other than the Accrued Obligations), the Covered Executive would be required to execute a general release in favor of Farmers and must also (i) comply with a non-competition covenant for 12 months; (ii) comply with covenants prohibiting the solicitation of customers and employees for a period of time equal to 24 months (for Messrs. Helmick, Culp, Witmer, and Graham) or 12 months (for Mr. Gerzina); (iii) maintain the confidentiality of Farmers’ proprietary and confidential information and (iv) comply with non-disparagement provisions. Failure to abide by these conditions requires the Covered Executive to return to Farmers, within 10 days after request by Farmers, any amounts Farmers has paid to the Covered Executive under the Executive Separation Policy (other than the Accrued Obligations).

In the event that a Covered Executive is terminated under circumstances that would entitle him or her to payment under a Change in Control Agreement, then the terms of the Change in Control Agreement will be controlling and the Covered Executive would not be entitled to benefits under the Executive Separation Policy.

Potential Payments Upon Termination or Change in Control

The following table sets forth a summary of the potential amounts payable to each named executive officer under various termination scenarios including those provided pursuant to the terms of the Executive Separation Policy and Change in Control Agreements described in the section titled “EXECUTIVE COMPENSATION AND OTHER INFORMATION—Employment Agreements, Change in Control Agreements, Executive Separation Policy” beginning on page 46 of this proxy statement. The figures in the table assume termination occurring on December 31, 2016.

Compensation Components	Death or Disability(1)	Voluntary Termination without Good Reason or Involuntary Termination for Cause(2)	Voluntary Termination with Good Reason or Involuntary Termination without Cause(3)	Voluntary Termination with Good Reason or Involuntary Termination without Cause upon Change in Control(4)
Kevin J. Helmick
Severance Pay	—	—	$1,200,000	$1,200,000
Benefits	—	—	$81,052	$86,456
Annual Incentive Plan	$160,000	—	$160,000	$294,513
Long-term Incentive Plans(5)	$1,430,367	—	—	$1,548,736
Nonqualified Plan	$53,041	$53,041	$10,403	$53,041

Total	$1,643,408	$53,041	$1,451,455	$3,182,746

Carl D. Culp
Severance Pay	—	—	$585,000	$500,000
Benefits	—	—	$30,494	$52,910
Annual Incentive Plan	$70,000	—	$68,250	$143,239
Long-term Incentive Plans(5)	$572,807	—	—	$626,075
Nonqualified Plan	$33,341	$33,341	$10,941	$33,341

Total	$676,148	$33,341	$694,685	$1,355,565

Mark R. Witmer
Severance Pay	—	—	$502,500	$650,000
Benefits	—	—	$55,788	$68,441
Annual Incentive Plan	$91,000	—	$58,625	$132,783
Long-term Incentive Plans(5)	$602,160	—	—	$653,660
Nonqualified Plan	—	—	$10,898	—

Total	$693,160	—	$627,811	$1,504,884

Mark L. Graham
Severance Pay	—	—	$502,500	$430,000
Benefits	—	—	$55,788	$57,650
Annual Incentive Plan	$60,200	—	$58,625	$155,100
Long-term Incentive Plans(5)	$399,299	—	—	$439,905
Nonqualified Plan	$29,034	$29,034	$10,898	$29,034

Total	$488,533	$29,034	$627,811	$1,111,689

Joseph A. Gerzina
Severance Pay	—	—	$167,500	$172,000
Benefits	—	—	$23,596	$15,060
Annual Incentive Plan	$60,200	—	$58,625	$56,946
Long-term Incentive Plans(5)	$361,956	—	—	$396,944
Nonqualified Plan	—	—	—	—

Total	$422,156	—	$249,721	$640,950

(1)

No severance benefits are provided upon a named executive officer’s death or disability other than the vesting of long-term incentive plan awards. All outstanding service-based awards fully vest upon death or disability. A pro rata portion of outstanding performance-based awards, both cash- and equity-based, vest upon death or disability, but such awards are settled only at the end of the normal vesting period and only to the extent of determined by the performance criteria over the performance period. For purposes of this calculation, it was assumed that the pro rata amount of outstanding performance-based long-term incentive awards would vest at their target levels of performance.
(2)	Farmers considers normal retirement age to be 65 years of age, and no named executive officer was eligible for treatment as a retirement upon a voluntary resignation at December 31, 2016. Farmers’ Executive Separation Policy provides the participating executives with the following benefits as a result of a voluntary termination without “Good Reason” or an involuntary termination by Farmers Bank for “Cause”: (a) their Accrued Obligations; and (b) any rights and benefits, if any, provided under plans and programs of the Company, determined in accordance with the applicable terms and provisions of such plans and programs, including, without limitation, earned but unused vacation.
(3)	The Executive Separation Policy generally provides the Covered Executives the following benefits as a result of a termination by the Company without “Cause” or by the Covered Executives for “Good Reason”: (a) the Accrued Obligations, (b) a lump sum equal to 36-months’ salary for Messrs. Helmick, Culp, Witmer, and Graham or 12-months’ salary for Mr. Gerzina; (c) a pro rata incentive bonus in a lump sum equal to the bonus the Covered Executive would have earned (assuming performance at the “target” level); (d) a lump sum amount equal to the monthly COBRA premium payable by the Covered Executive to continue to receive health benefits at a level similar to which the Covered Executive and his or her spouse and dependents were receiving multiplied by 36 (for Messrs. Helmick, Culp, Witmer, and Graham) or 12 (for Mr. Gerzina); and (e) a lump sum payment in an amount not to exceed $10,000 (for Mr. Helmick) or $7,500 (for Messrs. Culp, Witmer, Graham, and Gerzina) for reasonable outplacement services for up to one year by a firm selected by Farmers. Termination without “Cause” is defined as a termination (a) by the Company other than for Cause, or (b) because of the Covered Executive’s disability, but only if the Covered Executive is not receiving long-term disability benefits under the Company’s long-term disability plan. Because termination is assumed for purposes of the table to have occurred on December 31, 2016, the annual incentive benefit payable to the executives is a full year bonus at the “target” level and not a pro rata portion of that annual incentive benefit. The table also assumes that the executives would receive no benefit for unused paid time off as of December 31, 2016, as unused paid time off cannot be carried over from one year to the next.
(4)	The Change in Control Agreements provide for the following payments if the executive officer’s employment is terminated by the Company other than for Cause, or by the executive for Good Reason (as each defined in the Change in Control Agreements: (a) a payment in an amount equal to the executive’s annual base salary multiplied by three (for Mr. Helmick), two and one-half (for Messrs. Culp, Witmer, and Graham) or one (for all other executive officers including Mr. Gerzina); (b) a lump sum amount equal to the average of the annual incentive bonus paid to the executive in the three years preceding termination multiplied by three (for Mr. Helmick), two and one-half (for Messrs. Culp, Witmer, and Graham) or one (for all other executive officers including Mr. Gerzina); (c) a pro rata incentive bonus of the year of termination (assuming performance had been attained at the “target” level); (d) a lump sum payment in an amount equal to the monthly COBRA premium payable by the executive to continue to receive health benefits at a level similar to which the executive and his spouse and dependents were participating multiplied by 36 (for Mr. Helmick), 30 (for Messrs. Culp, Witmer, and Graham) or 12 (for all other executive officers including Mr. Gerzina); and (e) a lump sum of $20,000 for outplacement services (for Messrs. Helmick, Culp, Witmer, and Graham).
(5)	All outstanding service-based awards fully vest upon death or disability. A pro rata portion of outstanding performance-based awards, both cash- and equity-based, vest upon death or disability, but such awards are settled only at the end of the normal vesting period and only to the extent of determined by the performance criteria over the performance period. For purposes of this calculation, it was assumed that the pro rata amount of outstanding performance-based long-term incentive awards would vest at their target levels of performance. All outstanding long-term incentive awards are forfeited upon all other terminations except for certain terminations in connection with a Change in Control. All outstanding long-term incentive awards vest upon a termination without Cause within two years following a Change in Control, and are settled at the “target” level of achievement for the performance period. The value of equity awards for these purposes was calculated using the closing price of our common stock on December 30, 2016 of $14.20.

Director Compensation

The following table sets forth compensation information on each of Farmers’ non-employee directors. Directors who are employees of Farmers do not receive additional compensation for services as a director. For additional description of our director compensation, see Other Elements of Our Compensation Programs—Director Compensation on page 39 of the Compensation Discussion and Analysis.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Total ($)
Gregory C. Bestic	$47,500	—	$47,500
Lance J. Ciroli	$70,000	—	$70,000
Anne Frederick Crawford	$40,000	—	$40,000
Ralph D. Macali	$40,000	—	$40,000
Terry A. Moore	$40,000	—	$40,000
David Z. Paull	$45,000	—	$45,000
Earl R. Scott	$45,000	—	$45,000
James R. Smail	$73,000	—	$73,000
Gregg Strollo	$40,000	—	$40,000
Howard J. Wenger	$40,000	—	$40,000

(1)	Amounts reflect all fees paid in cash during 2016 for services as a director, including the following amounts paid to directors with additional duties: (i) $25,000 for the independent Board Chair; (ii) $20,000 for the independent Board Vice-Chair; (iii) $10,000 for the chair of the Executive Committee; and (iv) $5,000 for all other committee chairs. Amounts for Messrs. Smail and Bestic include $3,000 and $2,500, respectively, in fees for their service on the board of Farmers Trust Company, a subsidiary of Farmers.

PROPOSAL THREE—ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act and corresponding Commission rules also enable the Company’s shareholders to vote, on an advisory and non-binding basis, on how frequently they would like to cast an advisory vote on the compensation of the Company’s named executive officers. By voting on this proposal, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years. Accordingly, the following resolution is submitted for an advisory shareholder vote at the Annual Meeting:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, that the frequency with which they prefer to have an advisory vote on executive compensation is:

•	every one year;

•	every two years;

•	every three years; or

•	abstain from voting.

After careful consideration, the Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company, and recommends that shareholder vote for a frequency of “1 Year” for future advisory votes on executive compensation. The Board of Directors believes that an annual advisory vote will enable the Company’s shareholders to provide timely, direct input on the Company’s executive compensation program as disclosed in the proxy statement each year, and is consistent with the Company’s efforts to engage in an ongoing dialogue with its shareholders.

The proposal to determine the frequency of holding an advisory vote on the Company’s executive compensation requires the affirmative vote of the holders of a plurality of the common shares present, represented and entitled to vote at the Annual Meeting. Shareholders may vote for “1 Year,” “2 Years,” “3 Years” or “Abstain.” Broker non-votes and proxies marked “Abstain” will not be counted toward the frequency of any specified time period and, thus, will have no effect other than that they will be counted for establishing a quorum. As this is an advisory vote, it is not binding on the Compensation Committee or the Board of Directors and the Board may decide that it is in the best interests of the Company and its shareholders to hold an advisory vote more or less frequently than the preference receiving the highest number of votes. However, the Compensation Committee and the Board of Directors expect to take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” A FREQUENCY

OF “1 YEAR” ON THE ADVISORY VOTE ON THE FREQUENCY OF

AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL FOUR—ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, Farmers is providing shareholders with the right to vote to approve, on an advisory (nonbinding) basis, the following resolution relative to the compensation of the Company’s named executive officers:

“RESOLVED, that the shareholders approve the compensation of Farmers’ named executive officers, as disclosed pursuant to the compensation disclosure rules of the Commission, including the compensation discussion and analysis, compensation tables and any related material disclosed in this proxy statement.”

As described in the “Compensation Discussion and Analysis” section of this proxy statement, the Board of Directors believes that Farmers’ compensation policies and procedures are aligned with Farmers’ short-term goals and long-term success. The Board of Directors believes that its improved pay-for-performance philosophy and objectively-driven incentive-based compensation opportunities are designed to both be competitive with opportunities offered by similarly situated financial institutions and to attract, retain and motivate the key executives directly responsible for our continued success. At the Company’s 2016 Annual Meeting of Shareholders, our shareholders approved the executive compensation as disclosed in the proxy statement for that Annual Meeting, with 85% of the Common Shares represented by shareholders present in person or represented by proxy voting for approval. The Compensation Committee evaluated the results of this strongly supportive advisory vote, together with the other factors and data discussed in this Compensation and Discussion Analysis, in determining executive compensation policies, making executive compensation decisions, and continuing implementation of its compensation philosophy and objectives.

Please read the “Compensation Discussion and Analysis” and “Compensation Tables” sections of this proxy statement, including the related narrative, for additional details about our executive compensation philosophy and programs, including information about the fiscal year 2016 compensation of the Company’s named executive officers.

Vote Required and Board of Directors’ Recommendation

This Proposal Four to approve the resolution regarding the compensation of Farmers’ named executive officers requires the affirmative vote of the holders of a majority of the Common Shares present, represented and entitled to vote at the Annual Meeting. Accordingly, broker non-votes will not be relevant to the outcome. Abstentions will be counted as present and entitled to vote for purposes of Proposal Two and, thus, will have the same effect as a vote against Proposal Four. Because this vote is advisory, it will not be binding on Farmers or the Board of Directors; however, the Board and the Compensation Committee will review the voting results and will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL FIVE—ADOPTION AND APPROVAL OF THE FARMERS NATIONAL BANC CORP. 2017 EQUITY INCENTIVE PLAN

Background

On February 28, 2017, the Board of Directors adopted the 2017 Incentive Plan, subject to shareholder approval. Farmers is asking its shareholders to approve the 2017 Incentive Plan so that it may utilize equity- and performance-based compensation to achieve the Company’s performance, recruiting, retention and incentive goals. Farmers’ strongly believes that approval of the 2017 Incentive Plan is essential to the Company’s continued success. The Board of Directors and management believe that equity compensation is a valuable tool to attract and retain exceptional personnel, motivate performance and most importantly to help align the interests of Farmers’ executives with the interests of the Company’s shareholders. In addition, the Board of Directors and management believe that equity-based awards are a competitive necessity in the financial services industry, and are essential to recruiting and retaining the individuals needed to successfully execute Farmers’ business plan and continue its strong performance in the future.

By approving the 2017 Incentive Plan, the Compensation Committee will continue to have the ability to grant equity-based incentive compensation, in appropriate amounts, in order to promote executive attraction and retention as well as enhance the long-term alignment between Farmers’ executives and the Company shareholders, with the ultimate goal of increasing shareholder value. If the 2017 Incentive Plan is approved, the Compensation Committee anticipates there will be a sufficient number of Common Shares available for issuance under the 2017 Incentive Plan to provide equity-based incentive compensation in appropriate amounts over the next three to four years.

Highlights of the 2017 Incentive Plan

The 2017 Incentive Plan authorizes the granting of awards of restricted stock, stock units and share awards, each of which may also be granted as performance-based awards. The 2017 Incentive Plan has been designed to include a number of provisions believed to promote best practices by reinforcing the alignment between equity compensation arrangements and shareholders’ interests. These provisions include the following:

•	Reasonable Share Authorization. The 800,000 Common Shares authorized for issuance under the 2017 Incentive Plan represent approximately 2.9% of Farmers’ Common Shares as of March 6, 2017.

•

Only “Full Value” Awards Available for Grant. The 2017 Incentive Plan permits only “full value” awards of restricted stock, stock units and share awards to be granted to participants; no stock options or stock appreciation rights are authorized under the 2017 Incentive Plan.

•

Administration by Independent Directors. The 2017 Incentive Plan will be administered by the Compensation Committee, whose members all satisfy the NASDAQ standards for independence, the disinterested administration requirements of Rule 16b-3 under the Exchange Act and the “outside director” requirements of Section 162(m) of the Code.

•	No Liberal Share Counting. The 2017 Incentive Plan prohibits liberal share counting and does not allow any Common Shares withheld for the payment of taxes to again be granted as awards.

•	Minimum Vesting Period. The minimum vesting period for any award issued under the 2017 Incentive Plan is one year, except for a limited number (40,000) of unrestricted share awards.

•

Non-employee Director Participation. Non-employee directors selected by the Committee are eligible to participate in the Plan, however $100,000 is the maximum aggregate fair market value of Common Shares associated with any award made under the Plan in any calendar year to any one non-employee Director.

•	Change in Control Vesting. The 2017 Incentive Plan allows for accelerated vesting of all unvested awards in the event of a change in control, and, if the award was a performance-based award, the award would vest as though the performance objectives were achieved at the “target” level of performance. However, the thresholds for determining when a change in control occurs have been increased from the 2012 Incentive Plan.

Summary Description of the 2017 Incentive Plan

The principle features of the 2017 Incentive Plan are summarized below. This summary is qualified in its entirety by reference to the complete text of the 2017 Incentive Plan, which is attached to this proxy Statement as Appendix A.

•

Purpose. The purpose of the 2017 Incentive Plan is to promote Farmers’ long-term financial success and increase shareholder value by motivating performance through equity-based incentive compensation. The 2017 Incentive Plan is also intended to encourage participants to acquire ownership interests in Farmers, to attract and retain talented employees and directors and enable participants to participate in the Company’s long-term growth and financial success.

•

Administration. The 2017 Incentive Plan will be administered by the Compensation Committee, which has full power and authority to: (i) interpret the 2017 Incentive Plan and any award agreement issued thereunder; (ii) establish, amend and rescind any rules and regulations relating to the 2017 Incentive Plan; (iii) select participants; (iv) establish the terms and conditions of any award consistent with the terms and conditions of the 2017 Incentive Plan, including when the award may vest and, if applicable, exercise the acceleration of any such dates, and the expiration of the award; (v) and make any other determinations that it deems necessary or desirable for the administration of the 2017 Incentive Plan. To the extent permitted by law, the Compensation Committee may delegate any ministerial duties associated with the 2017 Incentive Plan, other than duties that the Compensation Committee is required to discharge to comply with applicable law, rules or policies, including, without limitation, the provisions of Section 16 of the Exchange Act and the regulations promulgated thereunder.

•

Eligibility. The Compensation Committee may select any employees of Farmers and its affiliates and any non-employee directors to receive awards under the 2017 Incentive Plan. However, the maximum aggregate fair market value of shares associated with any award made under the 2017 Incentive Plan in any calendar year to any one non-employee director shall be $100,000. As of March 6, 2017, there were ten non-employee directors of Farmers and approximately 11 employees of the Company and its affiliates who are eligible to receive awards under the 2017 Incentive Plan.

Types of Awards

•

Restricted Stock. Restricted stock consists of an award of common shares granted to a participant subject to limitations on transferability and a risk of forfeiture if certain terms and conditions are not met. These terms and conditions may include time- or performance-based restrictions, as determined by the Compensation Committee. Unless otherwise provided in the award agreement, a participant who has been granted restricted stock will have the right to vote the restricted stock during the restriction period and receive dividends (which will be subject to the same limitations as the restricted stock).

•

Stock Units. Stock units consist of the right to receive a specified number of common shares or a cash payment equal to the fair market value of a specified number of common shares granted to a participant, subject to a risk of forfeiture if certain terms and conditions are not met. These terms and conditions may include time- or performance-based restrictions, as determined by the Compensation Committee. A participant who has been granted stock units will have no rights to vote the common shares underlying the stock units, but may be granted dividend equivalent rights (which will be subject to the same limitations as the shares underlying the stock units).

•

Share Awards. Share Awards consist of an award of unrestricted common shares granted to a participant on terms and conditions as determined by the Compensation Committee. The maximum aggregate number of Share Awards is 40,000, or five percent (5%) of the 800,000 total common shares eligible for issuance.

•

Performance-Based Awards. Awards of restricted stock and stock units may be granted subject to satisfaction or attainment of performance criteria, which may be applied to individual participants or to groups of participants, and may be based on the results achieved separately or collectively by Farmers, any of its subsidiaries, or by any combination of the Company’s segments, products, divisions, or subsidiaries, and measured on an absolute or cumulative basis or measured relative to selected peer companies or a market index. The performance criteria include: (i) revenue; (ii) net earnings or net income (before or after taxes); (iii) earnings per share; (iv) deposit or asset growth; (v) net operating income; (vi) return measures (including return on assets and equity); (vi) fee income; (vii) earnings before or after taxes, interest, depreciation and/or amortization; (viii) interest spread; (ix) productivity ratios; (x) share price (including, but not limited to, growth measures and total shareholder return); (xi) expense targets; (xii) credit quality; (xiii) efficiency ratio; (xiv) market share; (xv) customer satisfaction; (xvi) asset quality measures; (xvii) net income after cost of capital; (xviii) strategic objectives (including, branding, mergers and acquisitions, succession management, dynamic market response, new product build out, expense reduction initiatives, risk management and regulatory compliance); or (xix) such other measures as the Compensation Committee may select from time to time.

Shares Available for Awards

•

Share Pool. Subject to the adjustments discussed below, the aggregate number of common shares available for the grant of awards under the 2017 Incentive Plan will be 800,000. Common shares issued under the 2017 Incentive Plan may consist of treasury shares, authorized but unissued shares, or shares purchased on the open market.

•

Share Usage. When an award is granted, the number of shares available for issuance under the 2017 Incentive Plan will be reduced by the number of shares subject to such award, although the following shares may be again available for issuance as awards: (i) shares covered by an award that expires or is forfeited, cancelled, surrendered or otherwise terminated without the issuance of shares; (ii) shares covered by an award that, by its terms, is settled only in cash; (iii) shares granted through the assumption of, or in substitution for, outstanding awards granted by a company to individuals who become participants in the 2017 Incentive Plan as the result of a merger, consolidation, acquisition or other corporate transaction involving such company and Farmers or any of its affiliates; and (iv) common shares from awards exercised for or settled in vested and nonforfeitable common shares that are later returned to the Company pursuant to any compensation recoupment policy, provision or agreement. However, common shares withheld for payment of taxes will not again be available for issuance as awards.

•

Adjustments. In the event of any share dividend, share split, recapitalization, merger, reorganization, consolidation, combination, spin-off, distribution of assets to shareholders, exchange of shares or any other change affecting the common shares, the Compensation Committee will make such substitutions and adjustments as it deems equitable and appropriate to the aggregate number of common shares that it may issue under the 2017 Incentive Plan and the number of common shares and other terms or limitations applicable to outstanding awards.

•	Share Price. On March 6, 2017, the closing price of Farmers’ common shares on NASDAQ was $14.10.

Effect of Termination of Employment or Service

•

Death; Disability or Retirement. Except as otherwise specified in the related award agreement, or as subsequently determined by the Compensation Committee, in the event of a participant’s Death, Disability or Retirement, as such terms are defined in the 2017 Incentive Plan, all unvested awards shall vest, and, if the award was a performance-based award, as though the applicable performance criteria were achieved at the “target” level of performance.

•

Termination for Cause. If a participant is terminated for Cause, as such term is defined in the 2017 Incentive Plan, all awards, whether or not vested, shall terminate and be forfeited as of the date of termination.

•

Other Terminations. The Compensation Committee shall determine the extent to which an award shall vest and the extent to which a participant shall have the right to receive settlement of the award on or following the participant’s termination of employment or service for any reason other than due to the participant’s Death, Disability, Retirement or termination for Cause. Such provisions shall be determined in the sole discretion of the Compensation Committee, shall be included in the related award agreement, need not be uniform among all awards granted under the 2017 Incentive Plan and may reflect distinctions based on the reasons for termination.

Change in Control

In the event of a Change in Control, as such term is defined in the 2017 Incentive Plan, the Compensation Committee may take such actions, if any, as it deems necessary or desirable with respect to any outstanding awards, including, without limitation: (i) the acceleration of vesting and/or settlement of an award; (ii) the payment of a cash amount in exchange for the cancellation of an award equal to the value of the consideration to be paid in the Change in Control to holders of the same number of common shares as the number of common shares underlying the award being cancelled, or, if no consideration is paid in the Change in Control, the fair market value of the common shares underlying the award being canceled; and/or (iii) the issuance of substitute awards that substantially preserve the value, rights and benefits of any awards affected by the Change in Control.

For purposes of the 2017 Incentive Plan, a Change in Control shall generally mean the occurrence of any of the following:

•

any person (as defined in Act) becomes a direct or indirect beneficial owner of securities of the Company representing more than one-third of the combined voting power of the Company’s then outstanding securities; or

•

the merger or consolidation of the Company with another entity, and as a result of such merger or consolidation, less than two-thirds of the outstanding voting securities of the surviving or resulting entity shall be owned in the aggregate by the former shareholders of the Company; or

•

during any two consecutive years, individuals who at the beginning of such period constitute the Board, cease for any reason to constitute at least a majority thereof, unless the election of each director who is not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors at the beginning of the period.

Except as otherwise provided in the related award agreement, in the event of a Change in Control, all unvested awards shall vest in full, and, if the award was granted subject to the attainment of performance criteria, as though the performance criteria were achieved at the “target” level of performance, at the time of the Change of Control.

Other Terms and Conditions

•

Transferability. Except as otherwise provided in a related award agreement, a participant may not sell, transfer, pledge, assign or otherwise alienate or hypothecate an award, except by will or the laws of descent and distribution.

•

No Rights as a Shareholder. Except as otherwise provided in the 2017 Incentive Plan or in a related award agreement, a participant will not have any rights as a shareholder with respect to common shares covered by an award unless and until the participant becomes the record holder of such common shares.

•

Effective Date and Term. The 2017 Incentive Plan will become effective upon its approval by the shareholders and, unless earlier terminated, will continue until the tenth anniversary of the date of its approval by the Board of Directors. The termination of the 2017 Incentive Plan shall not preclude compliance with the terms of any awards outstanding on the termination date. After the effective date of the 2017 Incentive Plan, no more grants will be made under the 2012 Incentive Plan.

Amendment or Termination

The Board of Directors or Compensation Committee may amend or terminate the 2017 Incentive Plan at any time, except that no amendment or termination may be made without shareholder approval if: (i) the amendment materially increases the benefits accruing to participants; (ii) the amendment materially increases the aggregate number of common shares authorized for grant under the 2017 Incentive Plan, excluding an increase in the number of shares that may be issued as a result of any share dividend, share split, recapitalization, merger, reorganization, consolidation, combination, spin-off, distribution of assets to shareholders, exchange of shares or any other change affecting the common shares; (iii) the amendment materially modifies the eligibility requirements for participation; or (iv) such approval is required by any law, regulation or stock exchange rule.

U.S. Federal Income Tax Consequences

The following is a brief summary of the general U.S. federal income tax consequences relating to participation in the 2017 Incentive Plan. This summary is based on U.S. federal tax laws and regulations in effect on the date of this proxy statement and does not purport to be a complete description of the applicable U.S. federal income tax laws and regulations. In addition, this summary does not constitute tax advice or describe federal employment, state, local or foreign tax consequences.

•

Restricted Stock. Unless a participant makes an election under Section 83(b) of the Code (a “Section 83(b) Election”), the participant generally will not recognize taxable income when restricted stock is granted and Farmers will not receive a deduction at that time. Instead, a participant will recognize ordinary income equal to the fair market value of the common shares that the participant receives when the terms, conditions and restrictions of the restricted stock have been met (i.e., when the underlying common shares are either freely transferable or not subject to a substantial risk of forfeiture), and Farmers’ generally will be entitled to a deduction equal to this amount at the same time.

If a participant makes a Section 83(b) Election, the participant will recognize ordinary income on the grant date equal to the fair market value of the restricted stock on the grant date, and Farmers will be entitled to a deduction equal to this amount at the same time. The participant will not recognize income when (and if) the terms, conditions and restrictions of the restricted stock are met.

•

Stock Units. A participant generally will not recognize taxable income when the stock unit is granted and Farmers will not be entitled to a deduction at such time. Instead, a participant will recognize taxable income equal to the fair market value of shares or cash delivered, in each case, when the stock unit is settled and Farmers generally will be entitled to a deduction equal to this amount at the same time.

•

Share Awards. A participant will recognize ordinary income equal to the fair market value of the common shares subject to a share award on the grant date and Farmers generally will be entitled to a deduction equal to this amount at that time.

•

Sections 280G and 4999 of the Code. Sections 280G and 4999 of the Code impose penalties on “excess parachute payments.” An excess parachute payment occurs when payments are made to a “disqualified individual” (as defined under Section 280G of the Code) in connection with a change in control in an amount equal to or greater than three times the disqualified individual’s taxable compensation averaged over the five calendar years ending before the change in control (or over the entire period of employment if the participant has been employed less than five calendar years). This average is called the “base amount.” The excess parachute payment is the amount by which the payments exceed the participant’s base amount. Excess parachute payments subject to the disqualified individual to a 20 percent excise tax. This tax is in addition to other federal, state and local income, wage and employment taxes. Farmers may not deduct the amount of any excess parachute payment. Generally, any payments under the 2012 Incentive Plan that may be subject to the loss of deduction or excise tax imposed by Sections 280G or 4999 of the Code are reduced to the maximum amount that can be paid without resulting in a loss of deduction or the imposition of an excise tax.

New Plan Benefits

No benefits or amounts have been granted, awarded or received under the 2017 Incentive Plan. Because awards under the 2017 Incentive Plan will be discretionary, no awards are determinable at this time.

Prior Equity Compensation Plan Information

Information with respect to the common shares issuable under Farmers’ 2012 Equity Incentive Plan as of December 31, 2016 is set forth in the table on page 23 of this proxy statement.

Vote Required

For the adoption and approval of the 2017 Incentive Plan, the affirmative vote of the holders of a majority of the common shares present, represented and entitled to vote at the Annual Meeting will be required for approval. Broker non-votes will not be counted for the purpose of determining whether Proposal Five has been approved. Abstentions will be counted as present and entitled to vote on the matter for purposes of Proposal Five and, thus, will have the same effect as a vote against Proposal Five.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE 2017 INCENTIVE PLAN.

PROPOSAL SIX—ADOPTION AND APPROVAL OF AMENDMENT TO ARTICLE XIII OF THE ARTICLES OF INCORPORATION, AS AMENDED

General

On February 28, 2017 the Board of Directors adopted resolutions declaring it advisable and in the best interests of Farmers and its shareholders to amend Article XIII of the Company’s Articles in order to eliminate preemptive rights, and the Board is now unanimously proposing and recommending to the Company’s shareholders that the proposed amendment to Article XIII be adopted and approved.

Description of Preemptive Rights and Purpose of the Proposed Amendment

The Board of Directors is recommending that shareholders vote “FOR” the adoption of Proposal Six because the Board believes that elimination of preemptive rights is important to Farmers’ long-term success because it will provide the flexibility to raise capital more efficiently and with fewer costs. Additionally, the Board of Directors believes that the protection against dilution of shareholders’ voting power that preemptive rights historically has offered is no longer critical to shareholders of a public company such as Farmers.

Under current Article XIII, holders of our Common Shares have the preemptive right, upon the offering or sale of any Common Shares for cash, to purchase additional Common Shares in proportion to their respective holdings at the price established for such sale of the Common Shares, with limited exemptions. Holders of Farmers’ Common Shares do not have preemptive rights with respect to the offer or sale of Common Shares that are any of the following:

•	treasury shares,

•	issued as a share dividend,

•	issued for consideration other than money,

•	issued upon exercise of stock options,

•	issued upon conversion of convertible shares,

•	issued after satisfaction of preemptive rights, or

•	released from preemptive rights.

Also, no preemptive rights are provided if Common Shares are issued in exchange for the outstanding securities of another corporation (for example, in an acquisition of another company) or pursuant to the terms of a dividend reinvestment plan.

The Board of Directors believes it is important for Farmers to have maximum flexibility to raise capital in the future from any appropriate and efficient source. The primary practical effect of current Article XIII is to restrict Farmers’ ability to utilize the most effective means to raise equity capital in a timely and efficient manner. In order to satisfy applicable preemptive rights in connection with raising capital, Farmers must (a) issue solely treasury shares, (b) conduct a rights offering to all current holders of Common Shares, with a subsequent public re-offer of the shares not purchased by current shareholders, or (c) obtain a release of the preemptive rights applicable to the issue and sale of such Common Shares. As of March 6, 2017, Farmers had 647,218 treasury shares. Consequently, the Board of Directors does not believe that Farmers has a sufficient number of treasury shares to serve as the sole source of Common Shares for a significant capital raise.

Pursuant to the terms of Farmers’ governance documents, the Board of Directors must approve the terms and conditions under which any Common Shares are sold by the Company. However, it can be time consuming to notify each shareholder of their preemptive rights in connection with a rights offering, and that process can cause delays, increase the costs of raising capital, and adversely affect pricing of capital being raised. Similarly, there would also be costs and delays associated with holding a meeting of the shareholders for the purpose of releasing preemptive rights in respect of a proposed share issuance, including in connection with a proposed acquisition of another institution if recommended by the Board of Directors. Given the increased size of Farmers’ current shareholder base and the fact that our Common Shares are publicly traded on the NASDAQ, the Board of Directors believes that having preemptive rights prevents Farmers from taking full advantage of the public trading markets and restricts Farmers’ ability to raise capital in an efficient manner.

Historically, the primary purpose of preemptive rights was to prevent a corporation or certain shareholders of a corporation from diluting other shareholder interests by providing such shareholders the opportunity to maintain their ownership levels by purchasing a pro rata amount of any new shares issued. Although the protections provided by preemptive rights may be beneficial in the context of smaller, privately-held, companies, they are not necessary for shareholders of a public company and may present a cumbersome restriction on the ability of a public company to issue and sell shares for appropriate corporate purposes in today’s public markets. Unlike a minority shareholder in a private company, a shareholder of a public company can maintain desired ownership levels, and thereby prevent dilution of the shareholder’s voting power, simply by purchasing additional shares on the open market.

Preemptive rights were originally developed in the United States during the 19th century. However, during the 20th century, most public companies abandoned these rights. In fact, in 2000, the applicable section of the Ohio General Corporation Law (Section 1701.15) was amended to provide that shareholders of Ohio corporations do not have preemptive rights unless such rights are expressly granted in a corporation’s articles of incorporation. However, Ohio corporations formed prior to March 16, 2000, such as Farmers, continue to have preemptive rights even if not expressly granted in their articles of incorporation unless the shareholders amend the articles of incorporation to eliminate preemptive rights. This is what we are asking our shareholders to approve.

The Board of Directors has been advised that the existence of preemptive rights is all but nonexistent among similarly-sized public companies because the related loss of flexibility in raising capital is widely recognized as undesirable. In order to obtain future capital on the most advantageous and expeditious terms, it is important for Farmers to have a wide variety of financing alternatives which are not available in the presence of preemptive rights. By eliminating the preemptive rights provisions from the Articles, the Board of Directors believes that Farmers will be strengthened by an enhanced ability to negotiate favorable financing terms at potentially critical times in light of the then prevailing circumstances and market conditions.

Farmers has had recent success in acquiring other financial institutions. During 2015, Farmers acquired all of the outstanding stock of National Bancshares Corporation (“NBOH”) and all of the outstanding stock of Tri-State 1stBanc, Inc. (“Tri-State”). However, the majority of the consideration delivered by Farmers in each of those acquisitions was Common Shares (80% in NBOH and 75% in Tri-State). Elimination of preemptive rights would help Farmers remain competitive in connection with potential acquisitions where the target company desires purchase consideration comprised of only cash or a significantly higher proportion of cash, by permitting Farmers to efficiently raise additional capital.

Eliminating preemptive rights would not prevent our shareholders from maintaining their relative voting power in connection with Company issuances of additional Common Shares. Our Common Shares are publicly traded on NASDAQ, and our average trading volume for the three month period prior to March 6, 2017 was 91,255. Beginning on June 27, 2016, our Common Shares were included in the broad-market Russell 3000® Index in connection with the Russell US Indexes’ annual 2016 reconstitution. Each holder of our Common Shares therefore has ready access to public markets to acquire more of our Common Shares at market prices if or when so desired.

Based upon the Board of Directors’ belief that the elimination of preemptive rights is important to provide Farmers with maximum flexibility to raise capital in the future and to enhance the timely pursuit of strategic opportunities as a means of promoting long-term financial success, the Board of Directors unanimously recommends that the shareholders vote “FOR” adoption of Proposal Four.

Proposed Amendment

If this Proposal Six is approved by shareholders, new Article XIII would read in its entirety as follows:

“ARTICLE XIII:

Except as may be specifically designated by the Board of Directors pursuant to Article IV, no holder of shares of the corporation of any class, as such, shall have the preemptive right to subscribe for or to purchase any shares of any class of the corporation or any other securities of the corporation, including any warrant, right or option to any share or other security, whether such share or security of such class are now or hereafter authorized.”

Vote Required and Board of Directors’ Recommendation

This proposal to amend Article XIII requires the affirmative vote of the holders of Common Shares entitled to exercise at least two-thirds of the voting power of Farmers. Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on Proposal Six. Abstentions and broker non-votes will have the same effect as votes against Proposal Six.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

THE SHAREHOLDERS VOTE “FOR” ADOPTION AND APPROVAL

OF PROPOSAL SIX AND THE AMENDMENT OF ARTICLE XIII

OF THE ARTICLES TO ELIMINATE PREEMPTIVE RIGHTS.

PROPOSAL SEVEN—APPROVAL OF THE ADJOURNMENT OF THE ANNUAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES

General

If there are insufficient votes at the time of the Annual Meeting to adopt Proposal Six, the Board of Directors may, in its discretion if it determines necessary, adjourn the Annual Meeting to solicit additional proxies. In that event, you will be asked to vote only upon this Proposal Seven and not on any other proposals. In this Proposal Seven, Farmers is asking its shareholders to authorize the holder of any proxy solicited by the Board of Directors to vote in favor of adjourning the Annual Meeting. If this Proposal Seven is approved, the Board of Directors may, in its discretion if necessary, adjourn the Annual Meeting and any adjourned session of the Annual Meeting, to provide further time to solicit additional proxies in favor of Proposal Six, including the solicitation of proxies from shareholders that have previously voted against such proposal. Among other things, approval of this adjournment proposal could mean that, even if proxies representing a sufficient number of votes against Proposal Six have been received, Farmers could adjourn the Annual Meeting without a vote on the proposal and seek to convince the holders of such common shares to change their votes in favor of Proposal Six.

Pursuant to the provisions of the Regulations, no notice of an adjourned meeting need be given to shareholders if the date, time and place of the adjourned meeting are fixed and announced at the Annual Meeting; provided, however, in the event that the Annual Meeting is adjourned to a date after May 5, 2017, the Board of Directors will be required to fix a new record date for the Annual Meeting and a notice of the adjourned meeting will be given to all shareholders. At the adjourned meeting, Farmers may transact any business which might have been transacted at the original meeting.

Vote Required and Board of Directors’ Recommendation

The proposal to adjourn the Annual Meeting requires the affirmative vote of the holders of a majority of the common shares present, represented and entitled to vote at the Annual Meeting. Accordingly, broker non-votes will not be relevant to the outcome. Abstentions will be counted as present and entitled to vote for purposes of Proposal Six and, thus, will have the same effect as a vote against Proposal Six.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR”

APPROVAL OF THE ADJOURNMENT OF THE ANNUAL MEETING, IF NECESSARY,

TO SOLICIT ADDITIONAL PROXIES TO ADOPT PROPOSAL SIX.

INCORPORATION BY REFERENCE

The Audit Committee Report and the Compensation Committee Report in this proxy statement are not deemed filed with the Commission and shall not be deemed incorporated by reference into any prior or future filings made by Farmers under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference.

Carl D. Culp

Senior Executive Vice President, Treasurer and

Secretary

Canfield, Ohio

March 16, 2017

Appendix A

FARMERS NATIONAL BANC CORP.

2017 EQUITY INCENTIVE PLAN

The purpose of the Plan is to promote the Company’s long-term financial success and increase shareholder value by motivating performance through incentive compensation. The Plan also is intended to encourage Participants to acquire ownership interests in the Company, attract and retain talented employees and directors and enable Participants to participate in the Company’s long-term growth and financial success.

ARTICLE I

DEFINITIONS

When used in the Plan, the following capitalized words, terms and phrases shall have the meanings set forth in this Article I. For purposes of the Plan, the form of any word, term or phrase shall include any and all of its other forms.

1.1 “Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto.

1.2 “Affiliate” shall mean any entity with whom the Company would be considered a single employer under Section 414(b) or (c) of the Code, but modified as permitted under Treasury Regulations promulgated under any Code section relevant to the purpose for which the definition is applied.

1.3 “Award” shall mean any Restricted Stock, Stock Unit, Performance Based Award or Share Award granted pursuant to the Plan.

1.4 “Award Agreement” shall mean any written or electronic agreement between the Company and a Participant that describes the terms and conditions of an Award. If there is a conflict between the terms of the Plan and the terms of an Award Agreement, the terms of the Plan shall govern.

1.5 “Board” shall mean the Board of Directors of the Company.

1.6 “Cause” shall mean, unless otherwise provided in the related Award Agreement or in any employment agreement between the Participant and the Company or any Affiliate or in any other agreement between the Participant and the Company or any Affiliate (but only within the context of the events contemplated by the employment agreement or other agreement, as applicable), a Participant’s: (a) commission of any intentional, reckless, or grossly negligent act which may result in material injury to the good will, business or business reputation of the Company or any Affiliate; (b) participation in any fraud, dishonesty, theft, conviction of a crime, or unethical business conduct; (c) violation of any written policy, rule, regulation or covenant with respect to non-competition, non-solicitation, non-disparagement, cooperation or otherwise with respect to the Company or any Affiliate; or (d) failure to adequately perform the Participant’s job duties or to follow lawful and ethical directions provided to the Participant, which failure, if amenable to cure, has not been cured in all material respects within 20 days after receiving notice of such failure from the Company.

1.7 “Change in Control” shall mean, unless otherwise provided in any employment agreement between the Participant and the Company or any Affiliate or in any other agreement between the Participant and the Company or any Affiliate (but only within the context of events contemplated by the employment agreement or other agreement, as applicable), the occurrence of any of the following:

(a) any person (as defined in Act) becomes a direct or indirect beneficial owner of securities of the Company representing more than one-third of the combined voting power of the Company’s then outstanding securities; or

(ii) the merger or consolidation of the Company with another entity, and as a result of such merger or consolidation, less than two-thirds of the outstanding voting securities of the surviving or resulting entity shall be owned in the aggregate by the former shareholders of the Company; or

(c) during any two consecutive years, individuals who at the beginning of such period constitute the Board, cease for any reason to constitute at least a majority thereof, unless the election of each director who is not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors at the beginning of the period.

Notwithstanding the foregoing, with respect to the payment, exercise or settlement of any Award that is subject to Section 409A of the Code (and for which no exception applies), a Change in Control shall be deemed not to have occurred unless the events or circumstances constituting a Change in Control also constitute a “change in control event” within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder.

1.8 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

1.9 “Committee” shall mean the Compensation Committee of the Board, which will be comprised of at least two (2) directors, each of whom is a “non-employee” director within the meaning of Rule 16b-3 under the Act.

1.10 “Company” shall mean Farmers National Banc Corp., an Ohio corporation, and any successor thereto.

1.11 “Director” shall mean a person who is a member of the Board, excluding any member who is an Employee.

1.12 “Disability” shall mean:

(a) with respect to an Incentive Stock Option, “disability” as defined in Section 22(e)(3) of the Code;

(b) with respect to the payment or settlement of any Award that is (or becomes) subject to Section 409A of the Code (and for which no exception applies), (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Employees of the Participant’s employer, or (iii) the Participant is determined to be totally disabled by the Social Security Administration or Railroad Retirement Board; and

(c) with respect to the payment or settlement of any Award not described in subsection (a) or (b) of this definition, a Participant’s inability (established by an independent physician selected by the Committee and reasonably acceptable to the Participant or to the Participant’s legal representative) due to illness, accident or otherwise to perform his or her duties, which is expected to be permanent or for an indefinite duration longer than twelve (12) months.

1.13 “Employee” shall mean any person who is a common law employee of the Company or any Affiliate. A person who is classified as other than a common-law employee but who is subsequently reclassified as a common law employee of the Company or any Affiliate for any reason and on any basis shall be treated as a common law employee only from the date that reclassification occurs and shall not retroactively be reclassified as an Employee for any purpose under the Plan.

1.14 “Fair Market Value” shall mean the value of one Share on any relevant date, determined under the following rules:

(a) If the Shares are traded on an exchange, the reported “closing price” on the relevant date if it is a trading day, otherwise on the next trading day;

(b) If the Shares are traded over-the-counter with no reported closing price, the mean between the lowest bid and the highest asked prices on that quotation system on the relevant date if it is a trading day, otherwise on the next trading day; or

(c) If neither (a) nor (b) applies, (i) with respect to Options, Stock Appreciation Rights and any Award that is subject to Section 409A of the Code, the value as determined by the Committee through the reasonable application of a reasonable valuation method, taking into account all information material to the value of the Company, within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder, and (ii) with respect to all other Awards, the fair market value as determined by the Committee in good faith.

1.15 “Good Reason” shall mean, unless otherwise specified in the Award Agreement or another agreement between the Participant and the Company or any Affiliate, or in any other agreement between the Participant and the Company or any Affiliate (but only within the context of events contemplated by the employment agreement or other agreement, as applicable), the occurrence of any of the following without the Participant’s consent (provided the Company or Affiliate does not fully cure the effect of such event within 30 days following its receipt of written notice of such event from the Participant: (a) a material diminution in the Participant’s Base Salary; or (b) a material reduction in, or the permanent assignment to, the Participant of duties that are materially inconsistent with the Participant’s position (including, without limitation, the Participant’s status, office and title), authority, duties or responsibilities; or (c) a material change in the geographic location in which the Participant must perform services under this Agreement. Notwithstanding the foregoing, Good Reason shall cease to exist for an event on the 90th day following the later of its occurrence or the Participant’s knowledge thereof, unless the Participant has given the Employer written notice of such event prior to such date.

1.16 “Participant” shall mean an Employee or Director who is granted an Award under the Plan.

1.17 “Performance-Based Award” shall mean an Award described in Article VIII of the Plan.

1.18 “Performance Criteria” shall mean any of the following: (a) revenue; (b) net earnings or net income (before or after taxes); (c) earnings per share; (d) deposit or asset growth; (e) net operating income; (f) return measures (including return on assets and equity); (g) fee income; (h) earnings before or after taxes, interest, depreciation and/or amortization; (i) interest spread; (j) productivity ratios; (k) share price (including, but not limited to, growth measures and total shareholder return); (l) expense targets; (m) credit quality; (n) efficiency ratio; (o) market share; (p) customer satisfaction; (q) asset quality measures (e.g., Texas Ratio, ALLL etc.); (r) net income after cost of capital (NIACC); (s) strategic objectives (including, branding, mergers and acquisitions, succession management, dynamic market response, new product build out, expense reduction initiatives, risk management and regulatory compliance); or (t) such other measures as the Committee may select from time to time.

1.19 “Plan” shall mean the Farmers National Banc Corp. 2017 Equity Incentive Plan, as set forth herein and as may be amended from time to time.

1.20 “Prior Plan” shall mean the Farmers National Banc Corp. 2012 Equity Incentive Plan.

1.21 “Restricted Stock” shall mean an Award granted pursuant to Article V of the Plan under which a Participant is issued a right to receive a specified number of Shares or a cash payment equal to a specified number of Shares, the settlement of which is subject to specified restrictions on vesting and transferability.

1.22 “Retirement” shall mean, with respect to an Employee, termination after the attainment of age 65, unless another definition is provided in the related Award Agreement.

1.23 “Shares” shall mean the common shares, without par value, of the Company or any security of the Company issued in satisfaction, exchange or in place of these shares.

1.24 “Share Award” shall mean an Award granted pursuant to Section VII of the Plan consisting on an award of unrestricted Shares.

1.25 “Stock Unit” shall mean an Award granted pursuant to Section VI of the Plan through which a Participant is granted the right to receive Shares in the future.

ARTICLE II

SHARES SUBJECT TO THE PLAN

2.1 Number of Shares Available for Awards. Subject to this Article II, the aggregate number of Shares with respect to which Awards may be granted under the Plan shall be 800,000. Any Shares that are not subject to an award under the Prior Plan as of the effective date of this Plan shall no longer be eligible to be issued. The Shares may consist, in whole or in part, of treasury Shares, authorized but unissued Shares not reserved for any other purpose or Shares purchased by the Company or an independent agent in either a private transaction or in the open market. Subject to this Article II, the number of Shares available for issuance under the Plan shall be reduced by one Share for each Share subject to a grant of an Award and any Shares underlying such an Award that become available for future grant under the Plan pursuant to Section 2.2 shall be added back to the Plan in an amount equal to the number of Shares subject to such an Award that become available for future grant under the Plan pursuant to Section 2.2.

2.2 Share Usage. In addition to the number of Shares provided for in Section 2.1, the following Shares shall be available for Awards under the Plan: (a) Shares covered by an Award that expires or is forfeited, canceled, surrendered or otherwise terminated without the issuance of such Shares; (b) Shares covered by an Award that, by its terms, may be settled only in cash; (c) Shares granted through the assumption of, or in substitution for, outstanding awards granted by a company to individuals who become Employees or Directors as the result of a merger, consolidation, acquisition or other corporate transaction involving such company and the Company or any of its Affiliates; and (d) any Shares from awards exercised for or settled in vested and nonforfeitable Shares that are later returned to the Company pursuant to any compensation recoupment policy, provision or agreement. Notwithstanding the foregoing, no Shares covered by an Award that are withheld to satisfy any applicable taxes shall again be available for issuance as Awards under this Plan.

2.3 Adjustments. In the event of any Share dividend, Share split, recapitalization (including payment of an extraordinary dividend), merger, reorganization, consolidation, combination, spin-off, distribution of assets to stockholders, exchange of Shares or any other change affecting the Shares, the Committee shall make such substitutions and adjustments, if any, as it deems equitable and appropriate to: (a) the aggregate the number of Shares that may be issued under the Plan; and (b) the number of Shares and other terms or limitations applicable to outstanding Awards. Notwithstanding the foregoing, an adjustment pursuant to this Section 2.3 shall be made only to the extent such adjustment complies, to the extent applicable, with Section 409A of the Code.

ARTICLE III

ADMINISTRATION

3.1 In General. The Plan shall be administered by the Committee. The Committee shall have full power and authority to: (a) interpret the Plan and any Award Agreement; (b) establish, amend and rescind any rules and regulations relating to the Plan; (c) select Participants; (d) establish the terms and conditions of any Award consistent with the terms and conditions of the Plan; and (e) make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan shall be made in the Committee’s sole and absolute discretion and shall be final, conclusive and binding on all persons.

3.2 Delegation of Duties. In its sole discretion, the Committee may delegate any ministerial duties associated with the Plan to any person (including Employees) it deems appropriate; provided, however, that the Committee may not delegate (a) any duties that it is required to discharge to comply with applicable law; (b) its authority to grant Awards to any Participant who is subject to Section 16 of the Act; and (c) its authority under the Company’s equity award granting policy that may be in effect from time to time.

ARTICLE IV

ELIGIBILITY

Any Employee or Director selected by the Committee shall be eligible to be a Participant in the Plan; provided, however, that the maximum aggregate Fair Market Value of Shares associated with any Award made under the Plan in any calendar year to any one non-employee Director shall be $100,000.

ARTICLE V

RESTRICTED STOCK

5.1 Grant of Restricted Stock. Subject to the terms and conditions of the Plan, Shares of Restricted Stock may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

5.2 Award Agreement. Each Award of Restricted Stock shall be evidenced by an Award Agreement that shall specify the number of Shares of Restricted Stock, the restricted period(s) applicable to the Shares of Restricted Stock, the conditions upon which the restrictions on the Shares of Restricted Stock will lapse and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan.

5.3 Terms, Conditions and Restrictions.

(a) The Committee shall impose such other terms, conditions and/or restrictions on any Shares of Restricted Stock as it may deem advisable, including, without limitation, restrictions based on the achievement of specific performance goals (which may be based on one or more of the Performance Criteria), time-based restrictions or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock.

(b) To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all terms, conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

(c) Unless otherwise provided in the related Award Agreement or required by applicable law, the restrictions imposed on Shares of Restricted Stock shall lapse upon the expiration or termination of the applicable restricted period and the satisfaction of any other applicable terms and conditions.

5.4 Rights Associated with Restricted Stock during Restricted Period. During any restricted period applicable to Shares of Restricted Stock:

(a) Such Shares of Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated.

(b) Unless otherwise provided in the related Award Agreement, (i) the Participant shall be entitled to exercise full voting rights associated with such Shares of Restricted Stock and (ii) the Participant shall be entitled to all dividends and other distributions paid with respect to such Shares of Restricted Stock during the restricted period; provided, however, that any such dividends or other distributions shall be subject to the same terms and conditions as the Shares of Restricted Stock with respect to which they are paid, and therefore shall not be paid to a Participant until the conditions upon which the restrictions on the Shares of Restricted Stock lapse and the Shares of Restricted Stock are settled upon vesting.

ARTICLE VI

STOCK UNITS

6.1 Grant of Stock Units. Subject to the terms and conditions of the Plan, Participants may be granted Stock Units in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

6.2 Award Agreement. Each Award of Stock Units shall be evidenced by an Award Agreement that shall specify the number of Shares underlying the Award, the restricted period(s), the conditions upon which the restrictions on the Stock Units will lapse, the time at and form in which the Stock Units will be settled, and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan.

6.3 Terms, Conditions and Restrictions. The Committee shall impose such other terms, conditions and/or restrictions on any Award of Stock Units as it may deem advisable, including, without limitation, conditions and/or restrictions based on the achievement of specific performance goals (which may be based on one or more of the Performance Criteria), time-based conditions and/or restrictions or holding requirements or sale conditions and/or restrictions placed on the Shares by the Company upon vesting of such Stock Units.

6.4 Form of Settlement. An Award of Stock Units may be settled in full Shares, cash or a combination thereof, as specified by the Committee in the related Award Agreement.

6.5 Dividend Equivalents. Awards of Stock Units may provide the Participant with dividend equivalents, as determined by the Committee in its sole discretion and set forth in the related Award Agreement; provided, however, that any such dividend units shall always be subject to the same terms and conditions as the Stock Units with respect to which they are earned and accrued, and therefore shall not be paid to a Participant until the conditions upon which the restrictions on the Stock Units lapse and the Stock Units are settled upon vesting. In no event will a Participant have any voting rights with respect to Shares underlying Stock Units.

ARTICLE VII

SHARE AWARDS

Subject to the terms and conditions of the Plan, Share Awards consisting of unrestricted Shares may be granted to Participants upon such terms and conditions as shall be determined by the Committee in its sole discretion, up to a maximum aggregate number of five percent (5%) of the total Shares available for issuance pursuant to Section 2.1.

ARTICLE VIII

PERFORMANCE-BASED AWARDS

8.1 In General. Notwithstanding anything in the Plan to the contrary, any Award may be granted as a Performance-Based Award. As determined by the Committee in its sole discretion, the grant, vesting and/or settlement of any Performance-Based Award shall be conditioned on the attainment of performance goals based upon one or more Performance Criteria during a performance period established by the Committee. Any such Performance-Based Award must meet the requirements of this Article VIII. Performance Criteria may relate to the individual Participant, the Company, the Company and one or more Affiliate or one or more of their respective divisions or business units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, in each case, as determined by the Committee in its sole discretion.

8.2 Modifying Performance-Based Awards. Performance goals relating to Performance-Based Awards may be calculated without regard to extraordinary items or adjusted, as the Committee deems equitable, in recognition of unusual or non-recurring events affecting the Company and/or its Affiliates or changes in applicable tax laws or accounting principles.

8.3 Negative Discretion. In the Committee’s sole discretion, the amount of a Performance-Based Award actually paid to a Participant may be less than the amount otherwise payable based on the satisfaction of the performance goals and other materials terms of the Performance-Based Award.

ARTICLE IX

TERMINATION OF EMPLOYMENT OR SERVICE

9.1 Death; Disability; Retirement. Unless otherwise specified in the Award Agreement, or as subsequently determined by the Committee (but only to the extent permitted under Section 409A of the Code), a Participant shall vest in all Awards in full (and, if the Award was granted subject to the attainment of Performance Objectives, as though the Performance Objectives were achieved at the “target” level of performance) in the event of a Participant’s death, Disability or Retirement.

9.2 Termination for Cause. A Participant shall forfeit all Awards whether or not vested in the event that the Participant is terminated for Cause.

9.3 Other Terminations. The Committee shall determine the extent to which an Award shall vest and the extent to which the Participant shall have the right to receive settlement of the Award on or following the Participant’s termination of employment or services with the Company and/or any of its Affiliates for any reason other than set forth in Sections 9.1 or 9.2. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the related Award Agreement, need not be uniform among all Awards granted under the Plan and may reflect distinctions based on the reasons for termination.

ARTICLE X

CHANGE IN CONTROL

10.1 Rights in the Event of a Change in Control. The Committee, in its sole discretion, may take such actions, if any, as it deems necessary or desirable with respect to any Award that is outstanding as of the date of the consummation of a Change in Control. Such actions may include, without limitation: (a) the acceleration of the vesting and/or settlement of an Award; (b) the payment of a cash amount in exchange for the cancellation of an Award equal to the value of the consideration to be paid in the Change in Control to holders of the same number of Shares as the number of Shares underlying the Award being cancelled (or, if no consideration is paid in the Change in Control, the Fair Market Value of the Shares underlying the Award being canceled); and/or (c) the issuance of substitute Awards that substantially preserve the value, rights and benefits of any affected Awards. Any action relating to an Award that is subject to Section 409A of the Code shall be consistent with the requirements thereof.

10.2 Effect of Change in Control. Except as otherwise provided in the related Award Agreement, in the event of a Change in Control, a Participant shall vest at the time of the Change in Control in all unvested Awards in full (and, if the Award was granted subject to the attainment of Performance Objectives, as though the Performance Objectives were achieved at the “target” level of performance).

10.3 Golden Parachute Limitations. Except as otherwise provided in any other written agreement between the Company or any Affiliate and a Participant, including any Award Agreement, if the sum of the amounts payable under the Plan and those provided under all other plans, programs or agreements between the Participant and the Company or any Affiliate constitutes a “parachute payment” as defined in Section 280G of the Code, the Company will reduce any payments to the minimum extent necessary to avoid the imposition of an excise tax under Section 4999 of the Code or a loss of deduction under Section 280G of the Code. Any reduction pursuant to this Section 10.3 shall be made in compliance with Section 409A of the Code.

ARTICLE XI

AMENDMENT OR TERMINATION OF THE PLAN

The Board or the Committee may amend or terminate the Plan at any time; provided, however, that no amendment or termination shall be made without the approval of the Company’s stockholders to the extent that (a) the amendment materially increases the benefits accruing to Participants under the Plan, (b) the amendment materially increases the aggregate number of Shares authorized for grant under the Plan (excluding an increase in the number of Shares that may be issued under the Plan as a result of Section 2.3, (c) the amendment materially modifies the requirements as to eligibility for participation in the Plan, or (d) such approval is required by any law, regulation or stock exchange rule.

ARTICLE XII

TRANSFERABILITY

12.1 Awards Not Transferable. Except as described in Section 12.2 or as provided in a related Award Agreement, an Award may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, except by will or the laws of descent and distribution Notwithstanding any provision contained in this Article XII, no Award may be transferred by a Participant for value or consideration.

12.2 Beneficiary Designation. Unless otherwise specifically designated by the Participant in writing, a Participant’s beneficiary under the Plan shall be the Participant’s spouse or, if no spouse survives the Participant, the Participant’s estate.

ARTICLE XIII

MISCELLANEOUS

13.1 No Right to Continue Services or to Awards. The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the employment or services of a Participant or interfere with or limit the right of the Company or any Affiliate to terminate the services of any Employee or Director at any time. In addition, no Employee or Director shall have any right to be granted any Award, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards and the Committee’s interpretations and determinations with respect thereto need not be the same with respect to each Participant.

13.2 Tax Withholding.

(a) The Company or an Affiliate, as applicable, shall have the power and the right to deduct, withhold or collect any amount required by law or regulation to be withheld with respect to any taxable event arising with respect to an Award granted under the Plan. This amount may, as determined by the Committee in its sole discretion, be (i) withheld from other amounts due to the Participant, (ii) withheld from the value of any Award being settled or any Shares being transferred in connection with the settlement of an Award or (iii) withheld from the vested portion of any Award (including the Shares transferable thereunder), whether or not being settled at the time the taxable event arises, or (iv) collected directly from the Participant.

(b) Subject to the approval of the Committee, a Participant may elect to satisfy the withholding requirement, in whole or in part, by having the Company or an Affiliate, as applicable, withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction; provided that such Shares would otherwise be distributable to the Participant at the time of the withholding and if such Shares are not otherwise distributable at the time of the withholding, provided that the Participant has a vested right to distribution of such Shares at such time. All such elections shall be irrevocable and made in writing and shall be subject to any terms and conditions that the Committee, in its sole discretion, deems appropriate.

13.3 Minimum Vesting Period. The minimum vesting period for any Award other than a Share Award granted pursuant to Article VII shall be one year.

13.5 Requirements of Law. The grant of Awards and the issuance of Shares shall be subject to all applicable laws, rules and regulations (including applicable federal and state securities laws) and to all required approvals of any governmental agencies or national securities exchange, market or other quotation system. Without limiting the foregoing, the Company shall have no obligation to issue Shares under the Plan prior to (a) receipt of any approvals from any governmental agencies or national securities exchange, market or quotation system that the Committee deems necessary and (b) completion of registration or other qualification of the Shares under any applicable federal or state law or ruling of any governmental agency that the Committee deems necessary.

13.6 Legends. Certificates for Shares delivered under the Plan may be subject to such stock transfer orders and other restrictions that the Committee deems advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange or other recognized market or quotation system upon which the Shares are then listed or traded, or any other applicable federal or state securities law. The Committee may cause a legend or legends to be placed on any certificates issued under the Plan to make appropriate reference to restrictions within the scope of this Section 13.6.

13.7 Uncertificated Shares. To the extent that the Plan provides for the issuance of certificates to reflect the transfer of Shares, the transfer of Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

13.8 Governing Law. The Plan and all Award Agreements shall be governed by and construed in accordance with the laws of (other than laws governing conflicts of laws) the State of Ohio, except to the extent that the laws of the state in which the Company is incorporated are mandatorily applicable.

13.9 No Impact on Benefits. Awards are not compensation for purposes of calculating a Participant’s rights under any employee benefit plan that does not specifically require the inclusion of Awards in calculating benefits.

13.10 Rights as a Shareholder. Except as otherwise provided in the Plan or in a related Award Agreement, a Participant shall have none of the rights of a shareholder with respect to Shares covered by an Award unless and until the Participant becomes the record holder of such Shares.

13.11 Successors and Assigns. The Plan shall be binding on all successors and assigns of the Company and each Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

13.11 Section 409A of the Code.

(a) Awards granted pursuant to the Plan that are subject to Section 409A of the Code, or that are subject to Section 409A but for which an exception from Section 409A of the Code applies, are intended to comply with or be exempt from Section 409A of the Code and the Treasury Regulations promulgated thereunder, and the Plan shall be interpreted, administered and operated accordingly.

(b) If a Participant is determined to be a “specified employee” (within the meaning of Section 409A of the Code and as determined under the Company’s policy for determining specified employees), the Participant shall not be entitled to payment or to distribution of any portion of an Award that is subject to Section 409A of the Code (and for which no exception applies) and is payable or distributable on account of the Participant’s “separation from service” (within the meaning of Section 409A of the Code) until the expiration of six (6) months from the date of such separation from service (or, if earlier, the Participant’s death). Such Award, or portion thereof, shall be paid or distributed on the first business day of the seventh month following such separation from service.

(c) Nothing in the Plan shall be construed as an entitlement to or guarantee of any particular tax treatment to a Participant, and none of the Company, its Affiliates, the Board or the Committee shall have any liability with respect to any failure to comply with the requirements of Section 409A of the Code.

13.12 Savings Clause. In the event that any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

ARTICLE XIV

EFFECTIVE DATE AND TERM OF THE PLAN

This Plan shall become effective upon its approval by the Company’s shareholders. No Awards may be granted under the Plan after the tenth anniversary of the date the Plan was approved by the Board. Notwithstanding the foregoing, the termination of the Plan shall not preclude the Company from complying with the terms of Awards outstanding on the date the Plan terminates. After the effective date of this Plan, no more grants will be made under the Farmers National Banc Corp. 2012 Equity Incentive Plan.

Appendix B

FARMERS NATIONAL BANC CORP.

Reconciliation of Non-GAAP Financial Measures

Reconciliation of Common Stockholders’ Equity to Tangible Common Equity

December 31,	2016	2015	2014	2013	2012
Stockholders’ Equity	$213,216	$198,047	$123,560	$113,007	$120,792
Less Goodwill and other intangibles	45,154	42,911	8,813	10,343	6,032

Tangible Common Equity	$168,062	$155,136	$114,747	$102,664	$114,760

Reconciliation of Total Assets to Tangible Assets

December 31,	2016	2015	2014	2013	2012
Total Assets	$1,966,113	$1,869,902	$1,136,967	$1,137,326	$1,139,695
Less Goodwill and other intangibles	45,154	42,911	8,813	10,343	6,032

Tangible Assets	$1,920,959	$1,826,991	$1,128,154	$1,126,983	$1,133,663

Reconciliation of Net Income, Excluding Costs Related to Acquisition Activities

December 31,	2016	2015	2014	2013	2012
Income before income taxes - reported	$28,042	$10,554	$11,597	$9,463	$12,987
Acquisition costs	563	6,392	0	308	0

Income before income taxes - adjusted	28,605	16,946	11,597	9,771	12,987
Income tax expense (1)	7,636	4,060	2,632	1,737	3,055

Net income - adjusted	20,969	12,886	8,965	8,034	9,932
Average shares outstanding	27,000	22,678	18,675	18,773	18,792

EPS excluding acquisition costs	$0.78	$0.57	$0.48	$0.43	$0.53

(1)	The income tax expense change from actual income tax expense relates to the deductibility of certain acquisition costs.

Reconciliation of Return on Average Assets and Average Equity, Excluding Acquisition Costs

December 31,	2016	2015	2014	2013	2012
ROA excluding acquisition costs (2)	1.09%	0.87%	0.79%	0.70%	0.89%
ROE excluding acquisition costs (3)	9.92%	7.95%	7.45%	6.88%	8.42%

(2) Net income - adjusted divided by average assets
(3) Net income - adjusted divided by average equity

The tangible common equity ratio is calculated by dividing total common stockholders’ equity by total assets, after reducing both amounts by intangible assets. The tangible common equity ratio is not required by U.S.GAAP or by applicable bank regulatory requirements, but is a metric used by management to evaluate the adequacy of our capital levels. Since there is no authoritative requirement to calculate the tangible common equity ratio, our tangible common equity ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry. Tangible common equity and tangible assets are non U.S.GAAP financial measures and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with U.S.GAAP. With respect to the calculation of the actual unaudited tangible common equity ratio as of December 31, 2016, reconciliations of tangible common equity to U.S.GAAP total common stockholders’ equity and tangible assets to U.S.GAAP total assets are set forth above.

B-1

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 3:30 a.m., Eastern Standard Time, on April 20, 2017.
Vote by Internet • Go to www.envisionreports.com/FMNB • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 4, 5, 6 and 7 and for every 1 YEAR on Proposal 3.
1. to elect four nominees to serve as Class I directors on the Board of Directors of the Company, each for a three-year term expiring at 2020 Annual Meeting of Shareholders:
	For	Withhold		For	Withhold		For	Withhold
01 - Gregory C. Bestic	☐	☐	02 - Kevin J. Helmick	☐	☐	03 - Terry A. Moore	☐	☐
04 - Edward W. Muransky	☐	☐

	For	Against	Abstain		1 Year	2 Years	3 Years	Abstain
2. to ratify the appointment of Crowe Horwath LLP as Farmers’ independent registered public accounting firm for the fiscal year ending December 31, 2017.	☐	☐	☐	3. to approve, on an advisory basis, the frequency of holding an advisory vote on executive compensation;	☐	☐	☐	☐
	For	Against	Abstain			For	Against	Abstain
4. to approve, on an advisory basis, the compensation of the Company’s named executive officers;	☐	☐	☐	5. to adopt and approve the Farmers National Banc Corp. 2017 Equity Incentive Plan;		☐	☐	☐
	For	Against	Abstain			For	Against	Abstain
6. to consider and vote upon a proposal to amend Article XIII of Farmers’ Articles of Incorporation, as amended, to eliminate preemptive rights;	☐	☐	☐

7. to approve the adjournment of the Annual Meeting, if necessary, in order to solicit additional proxies, in the event there are not sufficient votes at the time of the Annual Meeting to adopt to amend Article XIII of Farmers’ Articles of Incorporation, as amended, to eliminate preemptive rights.

						☐	☐	☐
NOTE: To transact such other business as may properly come before the meeting or any adjournments thereof.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

Notice & Proxy Statement, 2016 Annual Report to Shareholders with Form 10-K is/are available at

www.envisionreports.com/FMNB

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

PROXY — FARMERS NATIONAL BANC CORP.	+

FARMERS NATIONAL BANC CORP.

ANNUAL MEETING OF SHAREHOLDERS

APRIL 20, 2017

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Carl D. Culp, Mark L. Graham and Amber Wallace Soukenik, and each of them, proxies with full power of substitution to vote on behalf of the shareholders of Farmers National Banc Corp. on Thursday, April 20, 2017, at 3:30 p.m. Eastern Time, and any adjournment(s) and postponement(s) thereof with all powers that the undersigned would possess personally present with respect to the proposal(s) set forth on the reverse side hereof.

IF THIS PROXY IS SIGNED AND RETURNED AND DOES NOT SPECIFY A VOTE ON ANY PROPOSAL, THE PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES, “FOR” THE APPROVAL OF PROPOSALS TWO, FOUR, FIVE, SIX AND SEVEN AND FOR EVERY “1 YEAR” ON PROPOSAL THREE. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING.

THE UNDERSIGNED ACKNOWLEDGES RECEIPT FROM FARMERS NATIONAL BANC CORP. PRIOR TO THE EXECUTION OF THIS PROXY OF THE NOTICE OF MEETING AND A PROXY STATEMENT.

Continued and to be signed on reverse side

C Non-Voting Items

Change of Address — Please print new address below.

∎	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 4, 5, 6 and 7 and for every 1 YEAR on Proposal 3.
1. to elect four nominees to serve as Class I directors on the Board of Directors of the Company, each for a three-year term expiring at 2020 Annual Meeting of Shareholders:
	For	Withhold		For	Withhold		For	Withhold
01 - Gregory C. Bestic	☐	☐	02 - Kevin J. Helmick	☐	☐	03 - Terry A. Moore	☐	☐
04 - Edward W. Muransky	☐	☐

	For	Against	Abstain		1 Year	2 Years	3 Years	Abstain
2. to ratify the appointment of Crowe Horwath LLP as Farmers’ independent registered public accounting firm for the fiscal year ending December 31, 2017.	☐	☐	☐	3. to approve, on an advisory basis, the frequency of holding an advisory vote on executive compensation;	☐	☐	☐	☐
	For	Against	Abstain			For	Against	Abstain
4. to approve, on an advisory basis, the compensation of the Company’s named executive officers;	☐	☐	☐	5. to adopt and approve the Farmers National Banc Corp. 2017 Equity Incentive Plan;		☐	☐	☐
	For	Against	Abstain			For	Against	Abstain
6. to consider and vote upon a proposal to amend Article XIII of Farmers’ Articles of Incorporation, as amended, to eliminate preemptive rights;	☐	☐	☐

7. to approve the adjournment of the Annual Meeting, if necessary, in order to solicit additional proxies, in the event there are not sufficient votes at the time of the Annual Meeting to adopt to amend Article XIII of Farmers’ Articles of Incorporation, as amended, to eliminate preemptive rights.

						☐	☐	☐
NOTE: To transact such other business as may properly come before the meeting or any adjournments thereof.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

Notice & Proxy Statement, 2016 Annual Report to Shareholders with Form 10-K is/are available at

www.edocumentview.com/FMNB

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

PROXY — FARMERS NATIONAL BANC CORP.

FARMERS NATIONAL BANC CORP.

ANNUAL MEETING OF SHAREHOLDERS

APRIL 20, 2017

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Carl D. Culp, Mark L. Graham and Amber Wallace Soukenik, and each of them, proxies with full power of substitution to vote on behalf of the shareholders of Farmers National Banc Corp. on Thursday, April 20, 2017, at 3:30 p.m. Eastern Time, and any adjournment(s) and postponement(s) thereof with all powers that the undersigned would possess personally present with respect to the proposal(s) set forth on the reverse side hereof.

IF THIS PROXY IS SIGNED AND RETURNED AND DOES NOT SPECIFY A VOTE ON ANY PROPOSAL, THE PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES, “FOR” THE APPROVAL OF PROPOSALS TWO, FOUR, FIVE, SIX AND SEVEN AND FOR EVERY “1 YEAR” ON PROPOSAL THREE. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING.

THE UNDERSIGNED ACKNOWLEDGES RECEIPT FROM FARMERS NATIONAL BANC CORP. PRIOR TO THE EXECUTION OF THIS PROXY OF THE NOTICE OF MEETING AND A PROXY STATEMENT.

Continued and to be signed on reverse side